As filed with the Securities and Exchange Commission on April 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIFELOC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of

incorporation or organization)

3826

(Primary Standard Industrial

Classification Code Number)

84-1053680

(I.R.S. Employer Identification Number)

12441 West 49th Ave., Unit 4

Wheat Ridge, Colorado 80033

(303) 431-9500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vern D. Kornelsen

Chief Financial Officer

Lifeloc Technologies, Inc.

12441 West 49th Ave., Unit 4

Wheat Ridge, Colorado 80033

(303) 431-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Elisabeth Polizzi Oertle, Esq.

Orbital Law Group

1020 15th Street

Denver, CO 80202

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer ,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [_]	Smaller reporting company [X]
Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [_]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [_]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [_]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 18, 2025

275,000 SHARES

COMMON STOCK

This prospectus relates to up to 275,000 shares of common stock, no par value (the “Common Stock”), of Lifeloc Technologies, Inc. (the “Company”), which may be issued from time to time by the Company in connection with acquisitions by the Company of assets, businesses, or securities. We expect that the terms of acquisitions involving the issuance of any such shares will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered.

We do not expect to receive any cash proceeds when we issue shares of Common Stock offered by this prospectus.

Our Common Stock is not listed on an established public trading market. Since January 17, 2012, our stock has been quoted by the OTC Markets Group, Inc. (“OTC”), in the non-NASDAQ over the counter market. The symbol for our shares is LCTC. On April 4, 2025, the last reported sales price of our common stock on OTC was $3.10 per share.

Investing in our securities involves significant risks. You should carefully read the section titled “Risk Factors” beginning on page 11 of this prospectus before determining whether to accept our Common Stock as to all or part of the purchase price for our acquisition of assets, a business or securities in any acquisition transaction. Any prospectus supplement and any of the documents we incorporate by reference may contain updates to those risks or a discussion of additional risks applicable to an investment in us that you should also carefully consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is

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ABOUT THIS PROSPECTUS

This prospectus is part of an “acquisition shelf” registration statement on Form S-4 that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using an “acquisition shelf” registration process. This prospectus relates to an aggregate of up to 275,000 shares of common stock, no par value per share, of Lifeloc Technologies, Inc., a Colorado corporation (the “Company”), which may be issued from time to time by the Company in connection with acquisitions by the Company of assets, businesses, or securities. We expect that the terms of acquisitions involving the issuance of any such shares will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of common stock issued will be valued at prices reasonably related to the market price of the common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. A prospectus supplement or post-effective amendment to this registration statement will contain more specific information about an acquisition target or any of the terms of a definitive acquisition agreement. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or post-effective amendment. Before deciding to receive any of our securities as part of an acquisition transaction, you should read both this prospectus and any accompanying post-effective amendment together with the additional information described under the headings “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any post-effective amendment and those documents incorporated by reference in this prospectus or any post-effective amendment. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any post-effective amendment. If anyone provides you with different or additional information you should not rely on it. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus, any applicable prospectus supplement, any post-effective amendment or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus, any applicable prospectus supplement or any post-effective amendment, nor any sale made under this prospectus or any post-effective amendment will, under any circumstances, imply that the information in this prospectus, any applicable prospectus supplement or any post-effective amendment is correct as of any date after the date of this prospectus or any such post-effective amendment.

References in this prospectus to the “Company,” “Lifeloc,” “we,” “our,” and “us,” refer to Lifeloc Technologies, Inc. Lifeloc®, Easycal®, Phoenix® and R.A.D.A.R.® are registered trademarks of Lifeloc Technologies, Inc. Sentinel™ is a trademark of Lifeloc Technologies; SpinDx™ is a trademark of Sandia Corporation. This report may also contain trade names and trademarks of other companies. We do not intend our use or display of other companies’ trade names or trademarks to imply an endorsement or sponsorship of us by such companies, or any relationship with any of these companies.

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FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus, any applicable prospectus supplement, any accompanying post-effective amendment and the documents incorporated by reference herein and therein are forward-looking statements within the meaning of the federal securities laws and involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements.

Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein include, but are not limited to,

• our strategies,

• expectations about new and existing products,

• market demand,

• acceptance of new and existing products,

• technologies and opportunities,

• market size and growth, and

• return on investments in products and market,

• the ability of the Company to execute and integrate acquisitions as well as other statements regarding our future operations, financial condition and prospects, and business strategies. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology.

More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements included in this prospectus are based upon information available to the Company as of the date of this prospectus, and speak only as the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

You should also read carefully the factors described or referred to in the “Risk Factors” section of this prospectus, any applicable prospectus supplement, any accompanying post-effective amendment and the documents incorporated by reference herein and therein, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus, any applicable prospectus supplement any accompanying post-effective amendment and the documents incorporated by reference herein as well as other written or oral statements by us or our authorized officers on our behalf, speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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PROSPECTUS SUMMARY

This document serves as a prospectus of Lifeloc to register 275,000 shares of our common stock, no par value per share, which we plan to use in acquisition transactions from time to time in connection with the acquisition of assets, stock or businesses, whether by purchase, merger or any other form of business combination. It is expected that the terms of these acquisitions will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of common stock issued will be valued at prices reasonably related to the market price of our common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. In addition to shares of our common stock, consideration for these acquisitions may consist of any consideration permitted by applicable law, including, without limitation, the payment of cash, the issuance of a note or other form of indebtedness, the assumption of liabilities or any combination of these items.

The common stock we issue pursuant to this prospectus and applicable prospectus supplement or post-effective amendment in these transactions may be reoffered pursuant to this prospectus by the stockholders thereof from time to time in transactions on the OTC (or any other exchange on which our common stock may be listed or traded from time to time), in negotiated transactions, in block trades, through the writing of options on securities, or any combination of these methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing prices or at negotiated prices. These selling stockholders may sell their shares of common stock to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom the broker-dealer may act as agent or to whom they may sell as principal or both.

In addition, we may issue our common stock pursuant to this prospectus and applicable prospectus supplement amendment or post-effective amendment to acquire the assets, stock or business of debtors in cases under the United States Bankruptcy Code, which may constitute all or a portion of the debtor’s assets, stock or business. The common stock we issue in these transactions may be sold by the debtor or its stockholders for cash from time to time in market transactions or it may be transferred by the debtor in satisfaction of claims by creditors under a plan of reorganization approved by the applicable U.S. Bankruptcy Court or otherwise transferred in accordance with the Bankruptcy Code.

We will bear all expenses in connection with the registration of the common stock being resold by selling stockholders, other than selling discounts and commissions and fees and expenses of the selling stockholders. The terms for the issuance of common stock may include provisions for the indemnification of the selling stockholders for specified civil liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of stock by them and any discounts, concessions or commissions received by any of these underwriters, brokers, dealers or agents may constitute underwriting discounts and commissions under the Securities Act.

THE COMPANY

Overview

Lifeloc Technologies, Inc., a Colorado corporation (“Lifeloc” or the “Company”), is a Colorado-based developer, manufacturer and marketer of portable hand-held and fixed station breathalyzers and related accessories, supplies and education.  We design, produce and sell fuel-cell based breath alcohol testing equipment. We compete in all major segments of the portable breath alcohol testing instrument market, including law enforcement, workplace, corrections, original equipment manufacturing (“OEM”) and consumer markets. In addition, we offer a line of supplies, accessories, services, and training to support customers’ alcohol testing programs. We sell globally through distributors as well as directly to users.

We define our business as providing “near and remote sensing and monitoring” products and solutions. Today, the majority of our revenues are derived from products and services for alcohol detection and measurement. We remain committed to growing our breath alcohol testing business. In the future, we anticipate the commercialization of new sensing and measurement products that may allow Lifeloc to successfully expand our business into new growth areas where we do not presently compete or where no satisfactory product solutions exist today.

In addition, with the October 2014 purchase of our corporate headquarters and certain adjacent property, we added a new reporting segment focused on the ownership and rental of real property through existing commercial leases.

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Lifeloc incorporated in Colorado in December 1983. We filed a registration statement on Form 10 with the Securities and Exchange Commission, which became effective on May 31, 2011.  Our fiscal year end is December 31.  Our principal executive offices are located at 12441 West 49th Avenue, Unit 4, Wheat Ridge, Colorado 80033-3338. Our telephone number is (303) 431-9500.  Our websites are www.lifeloc.com and www.stsfirst.com. Information contained on our websites does not constitute part of this prospectus.

Principal Products and Services and Methods of Distribution

Alcohol Breath Testers

In 1989, we introduced our first breath alcohol tester, the PBA3000. Our Phoenix® Classic was completed and released for sale in 1998, superseding the PBA3000. In turn, the Phoenix® Classic has been superseded by our FC Series and Workplace Series of portable breath alcohol testers, which are discussed below. Neither the PBA3000 nor the Phoenix® Classic is actively sold today.

In 2001, we completed and released for sale our new FC Series, designed specifically for domestic and international law enforcement and corrections markets. The portable breath alcohol testers comprising our FC Series are currently being sold worldwide, having contributed to our growth since their introduction. The FC Series is designed to meet the needs of domestic and international law enforcement for roadside drink/drive testing and alcohol offender monitoring. The FC Series is approved by the U.S. Department of Transportation (“DOT”) as an evidential breath tester, making it suitable for sale to state law enforcement agencies for preliminary roadside breath alcohol testing. The FC Series is routinely updated with firmware, software and component improvements as they become available. It is readily adaptable to the specific requirements and regulations of domestic and international markets.

In 2005 and 2006, we introduced two new models, the EV30 and Phoenix® 6.0 Evidential Breath Tester (“Phoenix® 6.0”), which constitute our Workplace Series of testing devices. Like their predecessor, the Phoenix® Classic, and our FC Series, these instruments are DOT approved. The DOT’s specifications support the DOT’s workplace alcohol testing programs, including those applicable to workplace alcohol testing for the federally regulated transportation industry. We also sell component parts used in alcohol testing devices, such as mouthpieces used by our breathalyzers, as well as forms and labels used for record keeping, and calibration products for user re-calibration of our devices. We offer optional service agreements on our equipment, re-calibration services, and spare parts, and we sell supporting instrument training and user certification training to our workplace customers.

In 2006, we commenced selling breath alcohol equipment components that we manufacture to other OEMs for inclusion as subassemblies or components in their breath alcohol testing devices.

In late 2009, Lifeloc released the LifeGuard Personal Breathalyzer (“LifeGuard”), a personal alcohol breath tester that incorporates the same fuel-cell technology used in our professional devices. Intended originally for the global consumer breathalyzer market, LifeGuard was phased out in 2018.

In 2011 and 2012, Lifeloc introduced Bluetooth wireless keyboard and printer communication options for our Phoenix® 6.0 along with a series of web based workplace training courses. We believe these two product innovations have been key to our success and leadership in workplace breath testing.

In 2013, Lifeloc expanded our FC Series of professional breath alcohol testers targeted at domestic and international law enforcement and corrections markets with the addition of the FC5 Hornet (the “FC5”). The FC5 is a passive (no mouthpieces required) portable handheld alcohol screening device that competes directly with passive alcohol screeners from our competitors in the education, law enforcement, workplace and corrections markets.

In 2013, we also introduced the Sentinel™ zero tolerance alcohol screening station, a fully automated wall mounted screening station for use in safety sensitive industries such as oil and gas and mining. Both devices expand Lifeloc’s products for passive alcohol screening.

In the third quarter of 2014, we received approval from DOT for our EASYCAL® automatic calibration station for use with our Phoenix ® 6.0 Evidential Breath Testers, and we began shipments of the EASYCAL® to our law enforcement, corrections, workplace and international customers. The EASYCAL® calibration station is a first of its kind device that automatically performs breath tester instrument calibration, calibration verification and gas management.  As compared to manual instrument calibration, the EASYCAL® reduces the opportunity for human error, saves time and reduces operating costs.  In May 2019, we received DOT approval on a second generation EASYCAL® with broader capabilities called the EASYCAL® G2.

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In October 2015, we expanded our Sentinel™ line with the Sentinel™ VA alcohol screening station, a fully automated station to control vehicular access to safety critical facilities, such as mines, refineries, power stations and nuclear facilities. The Sentinel™ VA alcohol screening station is intended to allow all drivers entering a secure area to be tested quickly and efficiently without leaving their vehicle.

In March 2017 we acquired substantially all of the assets related to the Real-time Alcohol Detection and Reporting product (“R.A.D.A.R.®”) from Track Group, Inc. (“TRCK”) for $860,000 in cash.  The purchased assets included the R.A.D.A.R.® device with cellular reporting for real-time alcohol monitoring, database infrastructure to tabulate and manage subscriber behavior, and biometric methodology and intellectual property to fully automate identity verification.  The R.A.D.A.R.® device was designed to be part of an offender supervision program as an alternative to incarceration, and it is assigned to offenders as a condition of parole or probation with random testing throughout the day to demonstrate that they are meeting the conditions of their sentence. We purchased the assets of R.A.D.A.R. 100 in 2017, knowing the product needed significant upgrading, which was essentially completed and released for sale several years later as R.A.D.A.R. 200. This product met with little market acceptance as a result of the underperformance of one feature, namely, the biometric identification confirmation. In order to meet certain SpinDx™ milepost commitments, and to optimally allocate resources, we withdrew R.A.D.A.R. 200 from the market in 2022. We have outsourced the development of R.A.D.A.R. 300 to a third party but which is currently on hold as a result of focusing all of our effort on SpinDx™.

In November 2019, we received approval from DOT for our LX9 and LT7 base unit alcohol breathalyzers. Both have been updated and both updated versions received DOT approval in December 2021.

Testers for Drugs of Abuse

SpinDx™

In August 2016 we entered into a patent license agreement with Sandia Corporation pursuant to which we acquired the exclusive rights to develop, manufacture and market Sandia’s patented SpinDx™ technology for the detection of drugs of abuse. We believe this license agreement represents the beginning of a relationship that will become material to the Company in the near future. A prototype was built by Sandia under our Cooperative Research and Development Agreement, and received in 2018, after which we commenced work on commercializing the device. This effort was hampered by the pandemic, but with the recovery, our full attention has been given to SpinDx™. Although the patents to the base technology belong to Sandia, any improvements we make that are patentable belong solely to Lifeloc. The first Lifeloc owned utility patent application was filed in February 2024.

At the beginning of the computer age, data was gathered and then sent to an outside service center for processing. Later, with the evolution of the personal computer, data was gathered and processed locally. We believe SpinDx™ will drive the same evolution in drug testing. Under current practice, a sample is collected and sent to an outside lab for analysis, with the results available a day later, sometimes several days later — at a usual cost of upwards of $100 - $300 per test. SpinDx™ makes it possible to collect a sample and get the results locally within minutes — at a cost expected to be in the range of $25 per test. There are efforts underway by others to capture this market. However, SpinDx™ is unique in its ability to accurately and quickly process the sample and provide a quantitative result vs. the very few devices available today. Lifeloc’s excellent standing in its alcohol breathalyzer market is expected to provide an edge so far as credibility of the new SpinDx™ drug detection product is concerned. Work will soon begin on teaming SpinDx™ with Lifeloc’s alcohol breathalyzer, which is expected to result in a marijuana breathalyzer.

We are optimistic about the results of the work to date and expect market introduction via beta testing beginning in 2025, with a sales-ready device in the first half of 2026. SpinDx™ uses a centrifugal disk with micro fluidic flow paths allowing multiple tests to be carried out on a single small sample. The SpinDx™ platform has the potential to revolutionize real-time screening for a panel of high abuse drugs, with the ability to quickly and quantitatively measure very low concentrations of drugs such as cocaine, heroin, methamphetamine, fentanyl, marijuana and others. We intend to use this technology, sometimes referred to as “Lab on a Disk”, to develop devices and tests that could be used at roadside, emergency rooms and in workplace testing to get a rapid and quantitative measure for a panel of such drugs of abuse.

Marijuana has many cannabinoids, including delta-9-THC, which is the primary component that is psychoactive, i.e., the one that causes impairment. Cannabinoids are chemicals found in cannabis that affect the brain and body by interacting with cannabinoid receptors, and can impact mood, memory, appetite, pain, and more. After smoking or eating marijuana, the delta-9-THC enters the bloodstream causing the high – and the impairment. Over the course of the next few hours, the liver metabolizes the delta-9-THC, converting it into other molecules that are not psychoactive. We have detected delta-9-THC (the primary psychoactive component of marijuana) down to concentrations of 5 nanograms per milliliter in our laboratory. This includes resolving the psychoactive delta-9-THC from its inactive metabolites.

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Testing for the presence of delta-9-THC requires the ability to isolate delta-9-THC from these other molecules. Competitive devices such as Drager’s Drugtest 5000 and the Sotoxa device are unable to make this separation, whereas SpinDx™ can do so by locking up the metabolites and then analyzing only the remaining delta-9-THC. This capability is a patented feature of the technology we licensed from Sandia, but which has been improved upon by Lifeloc and a patent application has been filed. The practical result of this important difference is that SpinDx delivers test results that correlate more accurately to the level of psychoactive delta-9-THC than the competitive devices. Testing for the presence of marijuana within, say an hour after smoking or eating, will produce the same positive result no matter which device is used. As a result of the metabolizing process by the liver, however, starting after about an hour and continuing thereafter, the two competitive devices will still show positive results - but due to the proprietary locking feature, SpinDx will not unless delta-9-THC is actually present. And if it is actually present, SpinDx will read and show the level of impairing delta-9-THC. Once this difference becomes more widely known, Lifeloc believes society will begin to develop a consensus as to what level is unacceptable for driving (similar, for example, to .05 for alcohol).

We expect the initial release of the new product will consist of the SpinDx™ base reader unit, an oral fluid collection device and an analysis disk. We expect subsequent product releases will utilize the same SpinDx™ base reader and collection devices for samples from blood and from breath. We completed the upgrade of our base breathalyzer platform in 2019 (the LX9), and we remain committed to combining it with the SpinDx™ technology. If successful, this combination will result in a marijuana breathalyzer.

We intend to expand our drug detection offerings based on the SpinDx technology platform. Following the initial release of the saliva test system, we expect to release a system based on samples collected from blood and breath. The breath sample collection will be accomplished with a collection device coupled with our LX9 breathalyzer. After collection, the blood and breath samples will be analyzed on the SpinDx reader with a disk designed for the specific sample source be it saliva, blood or breath.

Training

Drug and alcohol testing is highly regulated; thus quality training is an important component of our business.  Initially, our network of Master Trainers provided classroom training which generated certification fees.  This was expanded to include instructor materials, online training modules and direct (live) training via webcam.  In 2011, we launched Lifeloc University, a Learning Management System (LMS), defined as “a software application for the administration, documentation, tracking, reporting and delivery of educational courses or training programs.” Lifeloc University is a critical component for online training courses since it provides student accountability.  The Lifeloc University LMS was updated in 2018 to provide responsive design so it could be viewed on mobile devices and was updated in 2021 to reflect DOT rule and other changes.

In December 2014, we acquired substantially all of the assets of Superior Training Solutions, Inc. (“STS”), a company that develops and sells online drug and alcohol training and refresher courses. We have augmented and updated the assets we acquired from STS to enable mobile device usage. These assets complement our existing drug and alcohol training courses.

Additional Areas of Interest

Consistent with our business goal of providing “near and remote sensing and monitoring” products and solutions, our acquisition strategy involves purchasing companies, development resources and assets that are aligned with our areas of interest and that can further aid in our entry into additional markets. We expect to actively research and engage in the acquisition of resources that can expedite our entrance into new markets or strengthen our position in existing ones.

Competition and Markets

We sell our products in a highly competitive market and we compete for business with both foreign and domestic manufacturers. Most of our competitors are larger and have substantially greater resources than we do. In addition, there is an ongoing risk that other domestic or foreign companies who do not currently service or manufacture products for our target markets may seek to produce products or services that compete directly with ours.

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We believe that considerations regarding competition for sales of alcohol monitoring products and services include regulatory approvals, product performance, product delivery, quality, service, training, price, device reliability, ease of use and speed. We sell certain of our components to customers for incorporation into their own product lines and for resale under their own name. We believe that, while our resources are more limited than those of our competitors, we will continue to compete successfully on the basis of product innovation, quality, reputation and continued customer service excellence.

One of our leading competitors is Intoximeters, Inc. of St. Louis, Missouri, a long-established company with strong name recognition in the field of alcohol testing.It has well-established sales channels, a large customer base, and a broad product line. CMI, Inc. of Owensboro, Kentucky, another major competitor, also has a well-established name, a strong position in stationary units used in police work, and international market coverage. Drägerwerk AG & Co. KGaA, based in Germany, manufactures safety and gas testing equipment. Its breath alcohol testers are respected for their quality and performance.

Our competition in the development of a marijuana breathalyzer includes Cannabix Technologies, Inc., a developer of marijuana and alcohol breathalyzer technologies for law enforcement, workplaces and laboratories that is working on developing delta-9 THC and alcohol screening devices, and Hound Labs, which is also developing a marijuana breathalyzer. Both competitors in this space have raised significant funds to develop their testing technology.

In addition, other technologies for the measurement of breath alcohol exist and are employed in other market and application segments where the technology may be more suitable or developed to specific requirements. These include:

•	Infrared devices, which use infrared light absorption to detect breath alcohol. These devices generally lack portability, and are usually found in fixed locations, such as police stations, where subjects are brought for testing. This technology has the advantage of being mandated by law in most states for evidential use in breath testing.
•	Semiconductor breath testing technology, which is used primarily in consumer breathalyzers. Its primary advantage is low cost, but the technology is not widely accepted by professional users as being as accurate as fuel cell technology.
•	Chemical tests, which are based on urine and saliva testing. This approach to alcohol testing is more invasive, less convenient than breath testing, and may require subsequent analysis for results.
•	Blood alcohol tests, which require blood samples. These tests are widely believed to be the most accurate form of alcohol testing because they measure blood alcohol content directly from a sample of the subject’s blood. However, the results are not instantaneous, and the tests are more invasive and expensive than breath alcohol testing.

Marketing

Marketing activities associated with our business include the communication of our value proposition through direct mail, direct and indirect sales channels, trade shows and an information-rich online presence. We sell our products to the workplace and international markets primarily through distributors. We sell our law enforcement, corrections and consumer products directly to the end user and our OEM products directly to manufacturers. Leveraging our installed base is important, as is maintaining a well-trained distributor network. In 2009, we revised our workplace distributor program to place additional emphasis on volume incentives for growth in the form of a rebate program. Under the program, qualifying distributors receive a progressively greater percentage rebate based on the dollar sales they generate. We believe this program helps incentivize our distributors to achieve a higher level of sales than would otherwise be the case.

Domestic Distribution

The majority of our sales into the workplace market are made through distributors. Sales are made by these distributors pursuant to agreements that renew automatically each year unless terminated by either party with advance notice, and such agreements typically grant protected lead generation areas.

International Distribution

Over 90% of our international sales for all product lines are made by local distributors, who are given territories generally pursuant to agreements that renew automatically each year unless terminated by either party with advance notice. Based on reports from our international distributors, we believe that many countries around the world are instituting tougher alcohol abuse prevention laws, strengthening the enforcement of current laws, or both. These laws set limits on the amount of alcohol an individual may have in the blood at specific times (e.g., while driving or during safety-sensitive work activities), or at any time for certain parolees and probationers. Lifeloc has sold instruments to customers in over 65 countries on six continents worldwide.

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Research, Development and Sustaining Engineering

Lifeloc defines its business broadly to include “near and remote sensing and monitoring” applications in markets including those outside of traditional alcohol testing.  We believe that our future success depends to a large degree on our ability to conceive and develop improved alcohol detection and measurement products, as well as to identify attractive opportunities for growth outside of breath alcohol testing.  Accordingly, we expect to continue to invest in research, development and sustaining engineering. We spent $2,242,869 and $1,835,164 during 2024 and 2023, respectively, on research and development, and on sustaining engineering. The amount spent in 2024 was $407,705 higher than the amount spent in 2023 due primarily to dedicating resources to commercializing SpinDx. We expect to continue to increase our emphasis on new product development efforts for existing and new markets with particular emphasis on developing the SpinDx™ technology. Sustaining engineering is required to maintain and continuously update our base products.

Raw Materials and Principal Suppliers

A basic component of our instrument product line is the fuel cell, which we obtain from only a few suppliers.  We believe that our demand for this component is small relative to the total supply, and that the materials and services required for the production of our products are currently available in sufficient quantities and will be available for the foreseeable future.  However, there are relatively few suppliers of the high-quality fuel cells which our breathalyzers require.  Any sudden disruption to the supply of our fuel cells would pose a significant risk to our business. New sources of fuel cells are uncertain at this time and changes to our fuel cells require approval by the DOT, which, if not received, could have a material effect on our revenues.  While we have traditionally used only one supplier of fuel cells, we completed development of our own fuel cell assembly capability, using purchased sensors, in 2018. These Lifeloc-assembled fuel cells have been incorporated into breathalyzers which have been submitted to and approved by the DOT. Even with the approval of our own assembled fuel cells, we continue to purchase a portion of our total fuel cell requirements from our current supplier as necessary to meet the needs of the Company.

Supply chain disruptions experienced in 2023 forced us to maintain larger inventories of certain items in order to accommodate longer lead times, particularly components sourced internationally. This policy was continued in 2024.

Patents, Intellectual Property and Royalties

We rely, in part, upon patents, trade secrets and proprietary knowledge as well as personnel policies and employee confidentiality agreements concerning inventions and other creative efforts (collectively, “Lifeloc IP”) to develop and to maintain our competitive position. We do not believe that our business is dependent upon any patent, patent pending or license, although we believe that trade secrets and confidential know-how may be important to our commercial success.

We file for patents, copyrights and trademarks to protect our intellectual property rights to the extent practicable.  We hold the rights to four United States patents and have two United States patent applications pending or in preparation for filing, along with international patent applications on our portable breath alcohol testers. These patents have expiration dates ranging from January 2027 to February 2042. In 2017, we acquired seven United States patents and several active international patent applications in connection with our purchase of the R.A.D.A.R.® assets. The R.A.D.A.R.® patents and patent applications provide protection around the biometric identification methods used in the R.A.D.A.R.® devices along with a removable sampling chamber for maximum hygienics.

We act to protect our patents from infringement in each instance where we determine that doing so would be economical in light of the expense involved and the level and availability of our financial resources.  While we believe that each of our pending applications relate to a patentable device or concept, there is no guarantee that the patents will be issued.

We also enter into royalty and licensing agreements where we license or otherwise confer our intellectual property rights on a licensor in exchange for specified payment terms. In 2012 we entered into a royalty agreement with an OEM customer which provides for the monthly payment of royalties to us on all products containing certain of our software sold by our customer.  The agreement is of perpetual duration, but is terminable by the OEM customer upon six months’ notice. In 2013 we began receiving royalties from another customer as a result of entering into a second royalty agreement, which provides for the monthly payment of royalties to us on all products containing certain of our software sold by our customer. The agreement is of perpetual duration, but is terminable by the customer upon six months’ notice or by us upon 12 months’ notice.

Employees

As of December 31, 2024, we had 39 full-time employees and 2 part-time employees. We are not a party to any collective bargaining agreements.

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Customers

Revenues from our largest customers, as a percentage of total revenues, for 2024 and 2023 were as follows:

	2024	2023
Customer A	9%	9%
Customer B	4%	4%
Customer C	3%	2%
All others	84%	85%
Total	100%	100%

Environmental Matters

Our operations are subject to a variety of federal, state and local laws and regulations relating to the discharge of materials into the environment or otherwise related to the protection of the environment. Lifeloc sells cylinders of ethanol in nitrogen (UN1956, Class 2.2) for use in calibrating breath alcohol testers. The gas mixture is a hazardous material as defined by the DOT (see 49 CFR 172). We believe we are in substantial compliance with the appropriate DOT regulations for the handling and shipment of dry gas containers, as well as all other state or local laws governing the transportation of hazardous materials. The DOT regulations include strict labeling and packaging requirements, as well as requirements pertaining to shipping papers and declaration forms that must be completed by the shipper. In addition, we provide a Safety Data Sheet (“SDS”) with every tank, and all employees involved in shipping hazardous materials are required to have appropriate certification. Failure to comply with these regulations could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability, which could have a material impact on our business. The cost of complying with these regulations is considered as an ongoing cost of operations, and is not material.

Government Regulation of the Business

In connection with its distribution of cylinders of ethanol in nitrogen for use in calibrating breath alcohol testers (described above under “—Environmental Matters”), Lifeloc has trained on and is following the requirements of OSHA’s Hazardous Communications Standard of 2012 (referred to as “HazCom 2012”). Compliance with HazCom 2012 requires providing employee information and training, labeling of chemicals used by Lifeloc and updating MSDS to the new harmonized Safety Data Sheets (“SDS”) as they become available. It also requires us to prepare and implement a hazard communication program to follow for workers potentially exposed to hazardous chemicals.

We are also subject to regulation by the United States Department of Transportation (“DOT”) and by various state departments of transportation.  The Omnibus Transportation Employee Testing Act of 1991 requires drug and alcohol testing of safety-sensitive transportation employees in aviation, trucking, railroads, mass transit, pipelines, and other transportation industries. The DOT Office of Drug & Alcohol Policy & Compliance (“ODAPC”) publishes, implements, and provides authoritative interpretations of these rules.  These regulations cover all transportation employers, safety-sensitive transportation employees, and service agents.  Manufacturers submit devices to the DOT for testing and approval.  Instruments are tested according to their model specifications and, if passed, included on the Conforming Products List of Evidential Breath Alcohol Measurement Devices (the “CPL”) published periodically in the Federal Register.  Law enforcement applications also require that portable breath testing instruments be included on the CPL.  Lifeloc’s FC10, FC10Plus, FC20, FC20BT, EV30, and Phoenix® 6.0 and Phoenix®6.0BT are included on the CPL. Lifeloc’s LX9 and LT7 have received conformance letters from the DOT and are expected to appear in the next publication of the CPL.

We believe that we were in substantial compliance with the regulations described above as of December 31, 2024 for our products sold into these markets and states.

See also Risk Factors – “We are subject to a high degree of regulatory oversight and, if we do not continue to receive the necessary regulatory approvals, our revenues may decline.”

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 International Regulations

Outside of the United States, Lifeloc is subject to applicable regional and foreign regulations. In order to sell our products in the European Union, a CE mark is required, which declares product conformity to relevant directives. Product directives include electromagnetic compatibility and environmental directives which restrict the use of certain hazardous substances in electronic equipment.  Lifeloc has a number of CE marked products and we follow other foreign regulations as they apply.

Many countries into which our products are sold recognize the CPL in their selection criteria or have no regulations applicable to the sale of our products.  In the case of sales into countries that do not recognize the CPL in their selection criteria, our products conform to in-country developed specifications or are not subject to significant government regulation.

State and Local Regulations

In certain states, the results of portable fuel-cell breath testers are admissible as evidence of intoxication in DUI prosecution. In other states, infra-red technology is considered the standard for evidence of intoxication, because of its ability to perform real-time analysis of the entire breath exhalation thereby giving it the ability to detect interference from mouth alcohol. In those states, portable fuel-cell based breath testers are not admissible as evidence of intoxication, although they may still be used to establish “probable cause.”

Insurance

We are covered under comprehensive general liability insurance policies, which have per occurrence and aggregate limits of $1 million and $2 million, respectively, and a $5 million umbrella policy. We maintain customary property and casualty, workers’ compensation, employer liability and other commercial insurance policies.

Human Capital Resources

At Lifeloc Technologies, we promise to expand human possibility within our company and we work to attract and develop highly engaged people who can and want to do their best work. A culture of integrity is fundamental to Lifeloc’s core values, including a code of ethics. That applies to our principal executive officer, principal financial officer, principal accounting officer and all other directors and management personnel. This code of ethics prohibits corrupt acts, bribery and anticompetitive behavior. Employee training is used to reinforce our values companywide, with participation in trainings related to ethics, environment, health and safety responses at or near 100%. We make the safety and health of our employees a top priority. We strive for zero workplace injuries and illnesses and operate in a manner that recognizes safety as fundamental to Lifeloc being a great place to work. We invest in growth and development of our employees. We take pride in our culture and make every effort to promote from within. We offer workplace benefits to all full-time employees. Our comprehensive benefits include healthcare benefits, disability and life insurance benefits, paid time off, and leave programs. Lifeloc offers plans and resources to help employees meet future savings goals through retirement savings plans. We offer flextime, remote work, and part-time arrangements whenever business conditions permit. Productivity and continuous improvement are important components of our workplace culture.

REAL PROPERTY

On October 31, 2014, we purchased the commercial property we use as our corporate headquarters and certain adjacent property in Wheat Ridge, Colorado.  The building consists of 22,325 square feet, of which 19,551 square feet are occupied by us and 2,774 square feet are currently leased to one tenant whose lease expires June 30, 2025. We intend to continue to lease the space we are not occupying, but in the future may elect to expand our own operations into space currently leased to the other tenant.  Our purchase of the property was partially financed through a term loan in an original principal amount of $1,581,106, secured by a first-priority mortgage on the property. This loan was paid on September 30, 2021 with proceeds from a new term loan, also secured by a first-priority mortgage on the property, in the principal amount of $1,350,000 which matures in September 2031.

LEGAL PROCEEDINGS

We may be involved from time to time in litigation, negotiation and settlement matters that may have a material effect on our operations or finances. We are not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or of which any of our property is subject.

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RISK FACTORS

You should carefully consider the risk factors described below. If any of the following risk factors actually occur, our business, prospects, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, resulting in the loss of all or part of your investment. You should look at all these risk factors in total. Some risk factors may stand on their own. Some risk factors may affect (or be affected by) other risk factors. You should not assume we have identified these connections. You should not assume that we will always update these and future risk factors in a timely manner. Except as required under applicable securities laws, we are not undertaking any obligation to update these risk factors to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

Risks Related to Our Business and Industry

There is no assurance that our efforts to develop a marijuana breathalyzer will be successful or that significant sales will result from such development if successful.

We are currently investing significant resources in the development of our SpinDx product line, in an effort to be the first viable product to address the potential market opportunity for testers for drugs of abuse. Though we have made significant progress toward commercialization of our first product in this space, there is no assurance that our efforts will ultimately succeed or, if they do, that we will be able to capture a significant amount of market share.

Global economic conditions could have a negative impact on our business, operating results and financial condition.

Our business can be positively or negatively affected by fluctuations in exchange rates and country by country economic conditions.  Our international customers increase, reduce, delay or cancel their purchases of our products when exchange rates are unfavorable to importation.  Unfavorable economic and currency situations at times force us to adjust prices downward to remain competitive. We incur losses if a customer’s business fails and the customer is unable to pay us, or pay us on a timely basis. Likewise, if our suppliers have difficulty in obtaining credit or in operating their businesses, they may not be able to provide us with the materials we use to manufacture our products. Our law enforcement business is dependent on the availability of federal and state grants to fund new equipment purchases. Should this funding be unavailable or delayed, our volume may be negatively affected. Our workplace business may be affected by the health of industries with safety-sensitive jobs such as oil and gas and transportation. Demand for our products may be affected by downturns in these segments.  These actions would result in reduced revenues and higher operating costs, and have an adverse effect on our results of operations and financial condition.

Potential shifts in U.S. trade policy may impact our business operations and supply chain.

With the recent U.S. presidential election and transition in executive branch leadership, the incoming administration has announced plans to impose new tariffs, including a 10% tariff on Chinese imports and 25% tariffs on imports from Mexico and Canada. If implemented, these tariffs could increase the costs of imported goods and components, affecting our cost structure, pricing strategy, and profitability. Furthermore, an increase in countervailing duty and anti-dumping investigations could result in additional trade restrictions or higher duties on key materials, further impacting our operations. Retaliatory tariffs from affected countries could also disrupt our supply chain and reduce demand for U.S.-based exports, potentially affecting our international revenue streams.

We rely on foreign-manufactured components and global supply chains, and any increase in tariffs or trade restrictions may force us to seek alternative suppliers, renegotiate pricing, or absorb higher costs, which could have a material adverse effect on our financial condition and results of operations. As the political landscape evolves, we may need to adjust our strategies to comply with new regulatory and trade policies, which could result in increased costs, operational disruptions, or limitations on our ability to conduct business internationally.

Geopolitical instability and international conflicts may disrupt our operations, supply chain, and financial performance.

Ongoing and escalating international conflicts, including the Ukraine-Russia war and multiple conflicts in the Middle East, continue to create economic and geopolitical uncertainty, which may adversely impact our business. Trade restrictions, sanctions, and supply chain disruptions resulting from these conflicts could materially affect our cost structure, operational efficiency, and overall financial performance.

Beyond regulatory concerns, ongoing conflicts may also create significant supply chain inefficiencies by increasing transportation costs, delaying shipments, and restricting the availability of critical materials. We cannot predict the duration or outcome of these geopolitical tensions, nor the extent to which future sanctions or conflicts may escalate. However, we remain subject to potential financial and operational risks associated with global instability. If our international operations, suppliers, or markets are affected by sanctions, military actions, trade barriers, or regulatory changes, our business, results of operations, and financial condition could suffer.

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We rely on customers who may not consistently purchase our products in the future and if we lose any one of these customers, our revenues may decline.

Sixteen percent of our product sales in 2024 and fifteen percent in 2023 were attributable to three customers, with whom we do not have long-term contracts. If orders from those customers are not renewed, our revenues may be adversely affected. Furthermore, at December 31, 2024, our accounts receivable balance included approximately $339,925 or 46% from one customer, $27,383 or 4% from a second customer, and $19,684, or 3%, from a third customer.

In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. These customers may not consistently purchase our products at a particular rate over any subsequent period.  A loss of any of these customers could adversely affect our revenues.

We rely heavily upon the talents of our Chief Executive Officer, the loss of whom could severely damage our business.

Our performance depends to a large extent on a small number of key managerial personnel. In particular, we believe our success is highly dependent upon the services and reputation of our Chief Executive Officer and President, Dr. Wayne R. Willkomm. Loss of Dr. Willkomm’s services could severely damage our business.

We must continue to be able to attract employees, including employees with the scientific and technical skills that our business requires, and if we are unable to attract and retain such individuals, our business could be severely damaged. Labor shortages across the country threaten to damage our business.

Our ability to attract employees, including employees with a high degree of scientific and technical talent is crucial to the success of our business. There is intense competition for the services of such persons, and we cannot guarantee that we will continue to be able to attract and retain individuals possessing the necessary qualifications.  If we cannot attract such individuals, we may not be able to keep our products current, bring new innovations to market or produce our products. As a result, our business could be damaged. Additionally, labor shortages, which have become more common due to COVID-19 impacts, threaten to damage our business.

Our growth depends in part on the timely development and commercialization, and customer acceptance, of new and enhanced products and services.

If we do not develop innovative new and enhanced products and services on a timely basis, our offerings will become obsolete over time and our business will suffer. Our success depends on several factors, including our ability to:

•	correctly identify customer needs and preferences and predict future needs and preferences;
•	allocate our R&D funding to products and services with higher growth prospects;
•	anticipate and respond to our competitors’ development of new products and services and technological innovations;
•	differentiate our offerings from our competitors’ offerings and avoid commoditization;
•	innovate and develop new technologies and applications;
•	obtain adequate intellectual property rights with respect to key technologies before our competitors do;
•	successfully commercialize new technologies in a timely manner, price them competitively and cost-effectively manufacture and deliver sufficient volumes of new products of appropriate quality on time;
•	obtain necessary regulatory approvals of appropriate scope; and
•	stimulate customer demand for and convince customers to adopt new technologies.

If we fail to accurately predict future customer needs and preferences or fail to produce viable technologies, we may invest heavily in R&D of products and services that do not lead to significant revenue, which would adversely affect our business. Even when we successfully innovate and develop new and enhanced products and services, we often incur substantial costs in doing so, and our profitability may suffer. In addition, promising new offerings may fail to reach the market or realize only limited commercial success because of real or perceived efficacy or safety concerns.

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Our ongoing investment in new products, services, and technologies is inherently risky, and could disrupt our ongoing businesses.

We have invested and expect to continue to invest in new products, services, and technologies. Such endeavors involve significant risks and uncertainties, including distraction of management from current operations, insufficient revenues to offset liabilities assumed and expenses associated with these new investments, inadequate return of capital on our investments, and unidentified issues not discovered in our due diligence of such strategies and offerings. Because these new ventures are inherently risky, sometimes they have been unsuccessful and no assurance can be given that such strategies and offerings will be successful and will not adversely affect our reputation, financial condition, and operating results.

We are subject to a high degree of regulatory oversight, and, if we do not continue to receive the necessary regulatory approvals, our revenues would decline.

We are subject to regulation by the United States Department of Transportation (“DOT”) and by various state departments of transportation. The Omnibus Transportation Employee Testing Act of 1991 requires drug and alcohol testing of safety-sensitive transportation employees in aviation, trucking, railroads, mass transit, pipelines, and other transportation industries. The DOT Office of Drug & Alcohol Policy & Compliance (“ODAPC”) publishes, implements, and provides authoritative interpretations of these rules. These regulations cover all transportation employers, safety-sensitive transportation employees, and service agents. Manufacturers submit devices to the DOT for testing and approval. Instruments are tested according to their model specifications and, if passed, included on the CPL. Law enforcement applications also require that portable breath testing instruments be included on the CPL. Lifeloc’s FC10, FC10Plus, FC20, FC20BT, EV30, and Phoenix® 6.0 and Phoenix®6.0BT are included on the Conforming Products List of Evidential Breath Alcohol Measurement Devices (“CPL”). Lifeloc’s LX9 and LT7 have received conformance letters from the DOT and are expected to appear in the next publication of the CPL. We believe that we were in substantial compliance with the regulations described above as of December 31, 2024 for our products sold into these markets and states.

The DOT has approved the alcohol monitoring products we currently sell in the United States. However, further DOT approval may be required before we can domestically market additional alcohol monitoring products that we may develop in the future. We may also seek to sell new drug-related products, or market current products for new uses, either of which could require us to obtain DOT approval to sell such products. We may also be required to obtain regulatory approvals or licenses from other federal, state or local agencies or comparable agencies in other countries.

We may not continue to receive DOT approval of our current products or we may not obtain the necessary regulatory clearance, approvals or licenses for the marketing of any of our future products. Also, we cannot predict the impact on our business of DOT regulations or determinations arising from future legislation or administrative action.  If we lose DOT permission to sell our current products or we do not obtain regulatory permission to sell our future products, our revenues would likely decline, harming our business.

Our business in the domestic law enforcement area is susceptible to changes in state policies and DUI laws.

Portable breath testers (“PBTs”) are not used to the same degree in each state. Usage is determined by a complex combination of individual state DUI laws, historical practice, and individual state directions for alcohol testing. Some states do not accept breath alcohol testing as evidence. Other states may prefer different breath alcohol testing technology, such as infrared. Lifeloc cannot control the direction or timing of changes to individual state DUI laws, public and political sentiment toward the use of PBTs, or individual state preferences for a specific breath alcohol testing technology. These factors threaten current state contracts and future state contracts and threaten revenue.

Our business relies on state contracts, governed by state contracting policies that are beyond our control.

Many state purchases of PBTs are governed by state contracts with competitive price bids, multiple year terms and without guarantees of purchases. Other states prefer to share PBT usage across several vendors, also without guarantees of volume. These state practices limit Lifeloc’s ability to retain current business, forecast volumes and win new business.

Furthermore, a significant amount of our law enforcement business is concentrated in eight states (Arizona, Arkansas, California, Colorado, Michigan, Idaho, Texas and Nevada). Loss of this business, or delays or cancellations in purchasing by these states, seriously impacts our law enforcement business.

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We derive a significant portion of our revenue directly or indirectly from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities.

We derive a significant portion of our revenue directly or indirectly from federal, international, state and local governments. We believe that the success and growth of our business will continue to depend on government customers purchasing our products and services either directly from us or indirectly through our distributors. Changes in government contracting policies or government budgetary constraints may adversely affect our financial performance. Among the factors that could adversely affect our business are the impact of actions, such as those recently announced by the U.S. Department of Government Efficiency, intended to reduce the size of the federal government and federal spending; other changes in fiscal policies or decreases in available government funding; changes in government funding priorities; changes in government programs or applicable requirements; the adoption of new laws or regulations or changes to existing laws or regulations relating to the provision of biometrics services or the use of biometric data; changes in political or social attitudes with respect to security and defense issues; changes in audit policies and procedures of government entities; potential delays or changes in the government appropriations process; and delays in the payment of our invoices by government payment offices. These and other factors could cause government customers or our distributors to reduce purchases of products and services from us, which would have a material adverse effect on our business, financial condition and operating results.

Third parties may infringe on our patents, and as a result, we could incur significant expense in protecting our patents or not have sufficient resources to protect them.

We hold several patents that are important to our business. We plan to protect these patents from infringement and obtain additional patents whenever feasible. To this end, we have obtained confidentiality agreements from our employees and consultants and others who have access to the design of our products and other proprietary information. Protecting and obtaining patents, however, is both time consuming and expensive. We therefore may not have the resources necessary to assert all potential patent infringement claims or pursue all patents that might be available to us. If our competitors or other third parties infringe on our patents, our business may be harmed.

Third parties may claim that we have infringed on their patents and as a result, we could be prohibited from using all or part of any technology used in our products.

Should third parties claim a proprietary right to all or part of any technology that we use in our products, such a claim, regardless of its merit, could involve us in costly litigation. If successful, such a claim could also result in us being unable to freely use the technology that was the subject of the claim, or sell products embodying such technology. If we engage in litigation, our expenses may increase and our business may be harmed.  If we are prohibited from using a particular technology in our products, our revenues may decline and our business may be harmed.

Third parties to whom we have licensed our patents may choose to enforce them through litigation, over which we would exert little or no control.

Should third parties who have licensed our intellectual property determine it is in their best interest to pursue litigation based on those patents, we would have no control in the direction of that litigation or the resulting publicity. Litigation may result in unfavorable findings by courts regarding the nature or protectability of our intellectual property. Litigation may result in additional expenditures or harm the business. Additionally, we would have no control over the publicity any such litigation may garner, which could negatively affect the company in the marketplace. In any of these situations, revenues may decline and our business may be harmed.

Failure of third parties from whom we license key intellectual property to protect their intellectual property could adversely affect our business.

We rely on third-party licensors for certain key intellectual property that is important to our business, and we have limited control over how they protect and enforce their rights. If any of our licensors fail to adequately protect, maintain, or enforce their intellectual property, it could result in unauthorized use, infringement by third parties, or legal disputes that diminish the value of the licensed assets. Any such failure could negatively impact our ability to use the intellectual property as intended, limit our competitive advantages, or expose us to potential litigation, which could materially affect our business, financial condition, and results of operations.

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We depend on the availability of certain key supplies and services that are available from only a few sources, and if we experience difficulty with a supplier, we may have difficulty finding alternative sources of supply.

We require certain key supplies for our products, particularly fuel cells, that are available from only a few sources. Based upon our ordering experience to date, we believe the materials and services required for the production of our products are currently available in sufficient quantities. However, this does not mean that we will continue to have timely access to adequate supplies of essential materials and services in the future or that supplies of these materials and services will be available on satisfactory terms when the need arises. Our business could be severely damaged if we become unable to procure essential materials and services in adequate quantities and at acceptable prices.

From time to time, subcontractors may produce certain of our products for us, and our business is subject to the risk that these subcontractors may fail to make timely delivery and/or become unable to acquire essential supplies and services from third parties in a timely fashion. If this occurs, we may not be able to deliver our products on a timely basis and our revenues may decline. Our products and services are also from time to time used as components in the products of other manufacturers. We are therefore subject to the risk that manufacturers that integrate our products or services into their own products may change their source of supply to other vendors, may change their product designs in a way that eliminates our components, and/or may choose to have their components manufactured by other means. If this occurs, our sales may decline and our business may be harmed.

We may be exposed to claims of liability.

Like any manufacturer, we are and always have been exposed to liability claims resulting from the use of our products. We maintain product liability insurance to cover us in the event of liability claims, and as of December 31, 2024, no such claims have been asserted or threatened against us. However, our insurance may not be sufficient to cover all possible future product liabilities.

We could be liable if our business operations harmed the environment, and a failure to maintain compliance with environmental laws could severely damage our business.

Our operations are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment.  From time to time, we use hazardous materials in our operations. Although we believe that we are in material compliance with all applicable environmental laws and regulations, our business could be severely damaged by any failure to maintain such compliance.

Climate change may adversely impact our business.

The impact of continuing climate change could result in increased costs or reduced demand for our products, carbon asset risks, risks due to severe weather events and may result in the need for us to devote additional resources to the management of greenhouse gas emissions which will likely harm our profitability.

Our quarterly financial results vary quarter to quarter, which adversely affects our stock price at times. We cannot predict with any certainty our operating results in any particular fiscal quarter.

Our quarterly operating results may vary significantly depending upon factors such as:

•	the timing of completion of significant orders;
•	the timing and amount of our research and development expenditures;
•	the costs of initial production in connection with new products;
•	the availability, quality and cost of key components that go into the assembly of our products;
•	the timing of new product introductions — both by us and by our competitors;
•	changes in the regulatory environment and regulations under which we operate;
•	the loss of a major customer;
•	the timing and level of market acceptance of new products or enhanced versions of our existing products;
•	our ability to retain existing employees, customers and our customers’ continued demand for our products and services;
•	our customers’ inventory levels, and levels of demand for our customers’ products and services; and
•	competitive pricing pressures.

We may not be able to grow or sustain revenues or achieve or maintain profitability on a quarterly or annual basis, and levels of revenue and/or profitability may vary from one such period to another.

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Identification of material weakness in internal control may adversely affect our financial results.

We are subject to the ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002. Those provisions provide for the identification of material weaknesses in internal control. If such a material weakness is identified, it could indicate a lack of adequate controls to generate accurate financial statements. We routinely assess our internal controls, but we cannot assure you that we will be able to timely remediate any material weaknesses that may be identified in future periods, or maintain all of the controls necessary for continued compliance.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

We monitor our capital adequacy on an ongoing basis. To the extent that our funds are insufficient to fund future operating requirements, we may need to raise additional funds through corporate finance transactions or curtail our growth and reduce our liabilities. Any equity, hybrid or debt financing, if available at all, may be on terms that are not favorable to us. If we cannot obtain adequate capital on favorable terms or at all, our business, financial condition and operating results would be adversely affected.

We have a number of large, well-financed competitors who have research and marketing capabilities that are superior to ours.

The industry in which we operate is highly competitive. Many of our existing and potential competitors have greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations and larger technical staffs than we have. Other companies, some with greater experience in the alcohol monitoring industry, produce products and services that compete with our products and services. When our competitors are successful in developing products that are superior to our products, or competing products that sell for lower prices, there is a reduction in the demand for our products and a corresponding reduction in our revenue and our profits.

Our products rely on technology that may become outdated or out of favor.

All of Lifeloc’s products use fuel cell technology for the measurement of breath alcohol results. This technology has been developed and refined over many years by Lifeloc and our major competitors. While we expect it to remain as the dominant technology in breath testing devices, other technologies for the measurement of breath alcohol exist and are employed in other market and application segments where the technology is more suitable or developed to the specific requirements. Future development of these technologies pose a risk to Lifeloc’s business. See “Item 1. Business – Competition and Markets” for more information about these other technologies.

Natural disasters, public health crises, political crises, and other catastrophic events or other events outside of our control may damage our facilities or the facilities of third parties on which we depend and could impact customer priorities and consumer spending.

We have global third parties upon whom we rely and who are sometimes impacted by events outside of our control. An earthquake or other natural disaster or power shortages or outages could disrupt operations or impair sales. In addition, if any facilities of our suppliers, third-party service providers, vendors, or customers, is affected by natural disasters, such as earthquakes, tsunamis, power shortages or outages, floods or monsoons, public health crises, such as pandemics and epidemics, political crises, such as terrorism, war, political instability or other conflict, or other events outside of our control, our business and operating results could suffer. Any of these disruptions or other events outside of our control would affect our business negatively, harming our operating results.

Increasingly common data privacy and cybersecurity regulations impact the use of or market for our products.

Information collected with our products may be governed by certain data privacy and cyber security regulations, breach of which could cause negative publicity or otherwise harm the company. As a Company with information stored online, the company may be vulnerable to cybersecurity attacks which may trigger reporting requirements and legal liability. Responding to a cybersecurity threat or breach would require financial resources, would cause a loss of productivity, and would open the Company to legal liability.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

Global credit and financial markets have experienced extreme volatility and disruptions in the past several years, including increased inflation, severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability, and the volatility of such market and economic conditions have increased as a result of the COVID-19 pandemic and the Russian invasion of Ukraine. The scope, duration and long-term impact of the COVID-19 pandemic and the Russian invasion are unknown at this time, so there can be no assurance how significant any deterioration in credit and financial markets and confidence in economic conditions will be and how long it may continue. Our general business strategy may be adversely affected by any such economic downturn, volatile geopolitical and business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon research and development plans. In addition, there is a risk that one or more of our current suppliers or other partners may not survive these difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget.

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U.S. Trade relations negatively impact the availability of materials or the international market for the Company’s product.

Changes in U.S. trade relations, particularly the impositions of tariffs by the U.S. and China, have had and are expected to continue to have material effects on the performance of many companies. The Company is negatively affected by tariffs on any component materials required for a company product. Trade relations also decrease any potential international market for the Company products, affecting the Company’s potential for growth.

Risks Related to Our Stock

Shares of our common stock lack a significant trading market.

Shares of our common stock are not eligible for trading on any national securities exchange. Our common stock may be quoted in the over-the-counter market on the OTC Bulletin Board or in what are commonly referred to as “pink sheets.” However, these markets are highly illiquid. There is no assurance that an active trading market in our common stock will develop, or if such a market develops, that it will be sustained. In addition, there is a greater chance for market volatility for securities quoted on the OTC Bulletin Board and pink sheets as compared with securities traded on a national exchange. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume.

Under certain circumstances, shares of our common stock may be sold without registration pursuant to the safe harbor provided in Exchange Act Rule 144 (“Rule 144”). Any sale under Rule 144 or under any other exemption from the Securities Act of 1933, as amended (the “Securities Act”), if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of our common stock in any market that may develop.

Additionally, the price of our securities may be volatile as a result of a number of factors, including, but not limited to, the following:

•	our ability to successfully conceive and to develop new products and services to enhance the performance characteristics and methods of manufacture of existing products;
•	our ability to retain existing customers and customers’ continued demand for our products and services;
•	the timing of our research and development expenditures and of new product introductions;
•	the timing and level of acceptance of new products or enhanced versions of our existing products;
•	price and volume fluctuations in the stock market at large which do not relate to our operating performance; and
•	outside news reports which may or may not accurately convey information about us, our products, our prospects and opportunities.

Our principal stockholder has significant voting power and may take actions that may not be in the best interests of other stockholders.

Vern D. Kornelsen, Chairman of our Board of Directors, Secretary, and Chief Financial Officer, beneficially owned approximately 77% of our outstanding common stock as of December 31, 2024. Through this ownership, Mr. Kornelsen is able to control the composition of our Board and direct our management and policies. Accordingly, Mr. Kornelsen has the direct or indirect power to:

•	amend our bylaws and some provisions of our articles of incorporation; and
•	cause or prevent mergers, consolidations, sales of all or substantially all our assets or other extraordinary transactions.

Mr. Kornelsen’s significant ownership interest could adversely affect investors’ perceptions of our corporate governance. In addition, Mr. Kornelsen may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks to us and you. For example, Mr. Kornelsen could cause us to make acquisitions that increase our indebtedness or to sell revenue-generating assets. Mr. Kornelsen may from time to time acquire and hold interests in businesses that compete directly or indirectly with us.

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Stockholders should not anticipate receiving cash dividends on our stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We may issue shares in the future, diluting your interest in us.

We issue options to purchase shares of our common stock to compensate employees, consultants and directors or to raise capital. Any such issuances will have the effect of further diluting the interest of the holders of our securities.

General Risk Factors

Compliance with changing regulations of corporate governance and public disclosure result in expense.

We are subject to certain federal, state and other rules and regulations, including those required by the Sarbanes-Oxley Act of 2002, new regulations promulgated by the SEC and the rules of the OTC Market. The expense of compliance with these and other laws relating to corporate governance and public disclosure is included in our general and administrative expenses. These laws, regulations and standards are subject to varying interpretations in many cases, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we invest resources to comply with evolving laws, regulations and standards, and this investment results in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S EQUITY AND RELATED STOCKHOLDER MATTERS

As of December 31, 2024, we had 65 shareholders of record. Our common stock is not listed on an established public trading market. Since January 17, 2012, our stock has been quoted by the OTC Markets Group, Inc., in the non-NASDAQ over the counter market. The symbol for our shares is LCTC. Trading in our common stock is limited and sporadic. Subject to the foregoing qualification, the following table sets forth the range of bid quotations for the fiscal quarters indicated, as quoted by OTC Markets Group, Inc., and reflects inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions.

Fiscal 2024	Bid Price	Fiscal 2023	Bid Price
1st Quarter	$1.90 – 3.99	1st Quarter	$1.55 – 2.30
2nd Quarter	$3.00 – 4.30	2nd Quarter	$1.59 – 2.29
3rd Quarter	$3.60 – 5.58	3rd Quarter	$1.60– 3.35
4th Quarter	$2.21 – 3.15	4th Quarter	$2.21 – 3.15

Dividend Policy

We have never declared or paid any cash dividend on shares of our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance our operations and expand our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements, and other factors the board of directors deems relevant.

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Equity Compensation Plan

The following table summarizes certain information regarding our equity compensation plan as of December 31, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	122,000	$3.80	—
Equity compensation plans not approved by security holders	—	—	—
Total	122,000	$3.80	—

FINANCIAL STATEMENTS

See our financial statements beginning on page F-1 of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and results of operations, and should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. Certain statements contained in this section are not historical facts, including statements about our strategies and expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market and industry segment growth, and return on investments in products and markets. These statements are forward-looking statements and involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements in this section are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Readers of this prospectus are strongly encouraged to review the section titled “Risk Factors.”

Outlook

Installed Base of Breathalyzers. We believe the installed base of our breathalyzers will increase as the inherent risks associated with drinking while driving or while working in safety sensitive jobs become more widely acknowledged and as our network of distributors and our direct sales force grows. We believe that increased marketing efforts, the introduction of new products and the expansion of our sales network may provide the basis for increased sales and continuing profitable operations. However, these measures, or any others that we may adopt or determine not to adopt, may not result in either increased sales or continuing profitable operations.

Possibility of Operating Losses. Over many of the past several years we have operated profitably; however, prior to that, and in 2021 through 2024, we incurred operating losses.  There is no assurance that we will not incur losses in any given quarter or year in the future.

Sales Growth. We expect to increase sales in the U.S. and worldwide as our network of direct customers and distributors grows and becomes more proficient and expands the number of new accounts. Our growth efforts have focused on expanding our global reach and broadening our product offering in alcohol and drug detection. Orders for all of our products, particularly ignition interlock components, are on an intermittent purchase order basis and there is no assurance they will continue at any given rate, or that orders will repeat.

Sales and Marketing Expenses. We continue our efforts to expand our domestic and international distribution capability, and we believe that sales and marketing expenses will need to be maintained at a healthy level in order to do so. Sales and marketing expenses are expected to increase as we increase our direct sales representatives and marketing efforts.

Research and Development Expenses.  We expect to increase our research and development expenses to support refinements to our products, and the development of additional new products.

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SpinDx

In August 2016 we entered into an exclusive patent license agreement with Sandia Corporation pursuant to which we acquired the exclusive rights to develop, manufacture and market Sandia’s patented SpinDx™ technology for the detection of drugs of abuse. We believe this license agreement represents the beginning of a relationship that will become material to the Company in the near future. A prototype was built by Sandia under our Cooperative Research and Development Agreement and received in 2018, after which we commenced work on commercializing the device.

In 2024 we purchased SpinDx related test and other equipment totaling $667,738, compared with $0 spent in 2023. We are optimistic about the results of the work to date and expect market introduction via extensive beta testing and validation through 2025 and commercialization in 2026. SpinDx™ uses a centrifugal disk with micro fluidic flow paths allowing multiple tests to be carried out on a single small sample.  The SpinDx™ platform has the potential to revolutionize real-time screening for a panel of high abuse drugs, with the ability to quickly and quantitatively measure very low concentrations of drugs such as cocaine, heroin, methamphetamine and others. We intend to use this technology, sometimes referred to as “Lab on a Disk”, to develop devices and tests that could be used at roadside, emergency rooms and in workplace testing to get a rapid and quantitative measure for a panel of such drugs of abuse.  We have detected delta-9-THC (the primary psychoactive component of marijuana) down to concentrations of 5 nanograms per milliliter in our laboratory.  This includes resolving the psychoactive delta-9-THC from its inactive metabolites. Resolving the psychoactive levels from metabolites is an important step in establishing impairment. We completed the upgrade of our base breathalyzer platform in 2019 (the LX9), and we remain committed to combining it with the SpinDx technology. If successful, this combination will result in a marijuana breathalyzer.

R.A.D.A.R.

On March 8, 2017, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Track Group Inc., a Delaware corporation. Pursuant to the terms and conditions of the Asset Purchase Agreement, we acquired certain assets comprised of: (1) handheld hardware device technology (the “R.A.D.A.R.® Mobile Devices”), designed to measure breath alcohol content of the user; and (2) software technology called R.A.D.A.R.® (Real-time Alcohol Detection and Reporting) Reporting Center designed to allow the Device to be configured and to capture and manage the data being returned from the Device (together with the Device, the “R.A.D.A.R.® Assets”). We purchased the assets of R.A.D.A.R. 100 knowing the product needed significant upgrading, which was essentially completed and released for sale in 2022 as R.A.D.A.R. 200. This product met with little market acceptance as a result of the underperformance of one feature, generating nominal revenue in 2022 and none in subsequent years. In 2023, we outsourced the development of R.A.D.A.R. 300 to a third party, but that effort is currently on hold as a result of focusing all of our effort on SpinDx.

Results of Operations

For the year ended December 31, 2024 compared to the year ended December 31, 2023.

Supply chain problems caused by Covid-19, as well as the other market impacts of Covid-19, were mostly resolved by the end of 2024, and the perceived need to monitor for the presence of alcohol reverted back to the level experienced previously. We maintained our reduced costs at their 2023 levels where possible, although inflation took its toll, increasing the cost of raw materials, labor, and freight. We continued and intensified our new product development efforts while maintaining the high level of customer service that has led to an excellent reputation for outstanding customer service. With the introduction of new products, we believe Lifeloc will again be profitable.

Net sales.

Our product sales for the year ended December 31, 2024 were $8,470,985, a decrease of 8% from $9,228,843 for the same period a year ago. This decrease is primarily attributable to having satisfied pent up demand in later 2023 and the first part of 2024. In addition, inflationary pressures on customers’ budgets also played a role. When royalties of $34,382 and rental income of $32,778 are included, total revenues of $8,538,145 decreased by $791,421, or 9%, for the year ended December 31, 2024 when compared to the same 12 months a year ago. Rental income decreased by $35,646 due to electing not to renew or replace a lease for a portion of the space formerly occupied by a tenant, and royalties increased by $2,083 due to an increase in sales by royalty-paying customers.

Gross profit.

Gross profit for the year ended December 31, 2024 of $3,446,099 represented a decrease of 15% from total gross profit of $4,039,670 for the year ended December 31, 2023, primarily as a result of lower product sales and rental income, and the inflationary effect on costs. Cost of product sales decreased from $5,260,338 in the year ended December 31, 2023 to $5,066,779 in the same period in 2024, a decrease of $193,559 (4%). Gross profit margin on products decreased to 40% in the year ended December 31, 2024 from 43% in the year ended December 31, 2023 primarily as a result of the sales mix.

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Research, development and sustaining engineering expenses.

Research, development and sustaining engineering expenses continued at the high level of $2,242,869 for the year ended December 31, 2024, representing an increase of $407,705 (22%) over the $1,835,164 in the same period a year ago. This increase resulted primarily from the addition of personnel, materials and outside contractors needed for our dedication of resources to SpinDx™. In 2025 we expect to pay $487,300 to a third party contractor for additional work required to complete a portion of the SpinDx development.

Sales and marketing expenses.

Sales and marketing expenses of $1,358,211 for the year ended December 31, 2024 were up by $132,830 (or 11%) from the $1,225,381 spent in the same period a year ago as a result of expanded marketing efforts, including attending trade shows and additional personnel following the decline of the pandemic and resolution of supply chain issues.

General and administrative expenses.

General and administrative expenses of $1,253,236 for the year ended December 31, 2024 versus $1,170,260 for the year ended December 31, 2023 were higher by $82,976 (7%) as a result of the effects of inflation.

Other income (expense).

Interest income decreased from $70,062 a year ago to $42,867 in 2024 as a result of less funds available. Interest expense of $40,145 in the year ended December 31, 2024 was down slightly from $41,566 in the previous year as a result of the decrease in the interest rate on our new loan on our building. The total decrease as a result of the above items in the year ended December 31, 2024 was $25,774, or 90%, from the year ended December 31, 2023.

Net income (loss).

We realized a net loss of $1,052,948 for the year ended December 31, 2024 compared to net income of $205,614 for the year ended December 31, 2023. This decrease of $1,258,562 was the result of the changes in gross profit, operating expenses and other income discussed above, which resulted in a loss before taxes of $1,405,495 or a decrease of $1,242,856 from the loss before taxes of $162,639 in 2023. After the benefit from taxes of $352,547 (versus a benefit from taxes of $368,253 a year ago), we realized a net loss of $(1,052,948) compared to a net income of $205,614 in 2023. The benefit from taxes of $352,547 resulted in an increase to our deferred tax asset from $806,652 at December 31, 2023 to $1,159,199 at December 31, 2024.

Trends and Uncertainties That May Affect Future Results

Revenues in the year 2024 were lower compared to revenues in 2023. We believe that continued increased sales efforts, together with the expected availability of SpinDx™ for sale in 2026 may result in improved revenues in 2026 and beyond. Revenues in 2025 may be similar to revenues in 2024. Inflationary pressures have affected our business in a number of ways, including increasing the cost of raw materials, labor, and freight. Our actions to mitigate the impact of inflation, including pre-ordering components in higher than usual quantities, sourcing new vendors and increasing prices have been somewhat successful.

We expect our quarter-to-quarter revenue fluctuations to continue, due to the unpredictable timing of large orders from customers and the size of those orders in relation to total revenues. Going forward, we intend to focus our development efforts on products we believe offer the best prospects to increase our intermediate and near-term revenues, with particular emphasis on completing SpinDx™.

Our 2025 operating plan is focused on growing sales, increasing gross profits, and increasing research and development efforts on new products, including SpinDx™, for long-term growth. We cannot predict with certainty the expected sales, gross profit, net income or loss, or usage of cash and cash equivalents for 2025. However, we believe that cash resources will be sufficient to fund our operations for the next twelve months under our current operating plan. If we are unable to manage the business operations in line with our budget expectations, it could have a material adverse effect on business viability, financial position, results of operations and cash flows. Further, if we are not successful in sustaining profitability and remaining at least cash flow break-even, additional capital may be required to maintain ongoing operations.

Interest expense.

In connection with the financing of our building purchase on October 31, 2014 we obtained a 10-year term loan from Bank of America in an initial principal amount of $1,581,106 bearing interest at 4.45% per annum (which was decreased to 4% in 2016) and secured by a first-priority mortgage in the acquired property, as well as a one-year $250,000 line of credit, which was later increased to $750,000 with a maturity date of September 28, 2021. The Bank of America loan was paid on September 30, 2021 with proceeds from a new term loan from Citywide Banks, also secured by a first-priority mortgage on the property, in the principal amount of $1,350,000. The new loan is payable in monthly installments of $7,453, with interest at 2.95% and a maturity date of September 30, 2031. The revolving line of credit facility expired in accordance with its terms and has not been renewed.

On December 31, 2024 we issued an unsecured $750,000 subordinated debenture bearing interest at 8.25%, including 62,500 warrants exercisable for six years into 62,500 shares of our common stock at a price of $4.50 per share. Using the Black Scholes model, the fair market value of these warrants resulted in deferred financing cost of $120,000, which is included in our balance sheet at December 31, 2024 and which resulted in an increase to capital of $120,000. In addition to the stated interest of 8.25%, this deferred financing cost will be a charge against income of $20,000 per year for 6 years starting in 2025. The interest of 8.25% will be paid in quarterly increments in 2025, and will be included in monthly payments of $9,199 including principal, starting in 2026.

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Liquidity and Capital Resources

We compete in a highly technical, very competitive and, in most cases, price driven alcohol testing marketplace, where products can take years to develop and introduce to distributors and end users. Furthermore, manufacturing, marketing and distribution activities are regulated by the DOT and other regulatory bodies that, while intended to enhance the ultimate quality and functionality of products produced, can contribute to the cost and time needed to maintain existing products and develop and introduce new products.

Except for normal operating contractual commitments and purchase orders, we do not have any material contractual commitments requiring settlement in the future. See “Note 6 – Commitments and Contingencies” to our Financial Statements in Part II - Item 8.

We have traditionally funded working capital needs through product sales and close management of working capital components of our business. Historically, we have also received cash from private offerings of our common stock, warrants to purchase shares of our common stock, and notes. In July, 2024 we completed a private placement of 210,000 shares of our common stock at $3.80 per share for a total raise of $798,000 with a related party. On December 31, 2024 we completed the issuance of a six year unsecured subordinated debenture for $750,000 with a third party. In our earlier years, we incurred quarter to quarter operating losses to develop current product applications, utilizing a number of proprietary and patent-pending technologies. Although we have been profitable in recent years except 2020, 2022 and 2024, we can provide no assurances that operating losses will not occur in the future. Should that situation arise, we may not be able to obtain working capital funds necessary in the time frame needed and at satisfactory terms, if at all.

As of December 31, 2024, cash and cash equivalents were $1,243,746, trade accounts receivable were $732,541 and current liabilities were $743,575 resulting in net liquid assets of $1,232,712. We believe that the diminishing of the Covid-19 pandemic, the resolution of supply chain issues, and the introduction of several new products during the last several years, along with new and on-going customer relationships will allow Lifeloc to operate profitably. If the revenue levels prior to 2020 do not continue to increase in a timely manner, if inflationary pressures are not contained, or if the development and market acceptance of SpinDx™ takes longer than expected, we may be required to seek additional sources of capital and/or to implement further cost reduction measures, as necessary.

Equipment expenditures, consisting of updated production equipment and SpinDx related equipment, during FY 24 were $667,738 compared to $6,811 for FY 23, an increase of $660,927. We incurred patent application costs in preparation for filing of $21,708 in 2024 versus $1,404 in 2023. No expired or fully amortized patents were removed from our financial statements in 2024 or 2023. As development of SpinDx progresses, and as normal wear and tear of equipment occurs, we expect to incur outlays for equipment and patent filings in 2025 and beyond.

We generally provide a standard one-year limited warranty on materials and workmanship to our customers.  We provide for estimated warranty costs at the time product revenue is recognized. Warranty costs are included as a component of cost of goods sold in the accompanying statements of operations. For the year ended December 31, 2024 and for the year ended December 31, 2023, warranty costs were not deemed significant.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

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Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, sales returns, warranty, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements.

We have concluded that we have two operating segments, including our primary business which is as a developer, manufacturer and marketer of portable hand-held breathalyzers and related accessories, supplies and education, and a second segment consisting of renting portions of our building to existing tenants.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required, which would increase our expenses during the periods in which any such allowances were made. The amount recorded as a provision for bad debts in each period is based upon our assessment of the likelihood that we will be paid on our outstanding receivables, based on customer-specific as well as general considerations. To the extent that our estimates prove to be too high, and we ultimately collect a receivable previously determined to be impaired, we may record a reversal of the provision in the period of such determination.

We reduce inventory for estimated obsolete or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Any write-downs of inventory would reduce our reported net income during the period in which such write-downs were applied.

Property and equipment are stated at cost, with depreciation computed over the estimated useful lives of the assets, generally five years (three years for software and technology licenses).  We use the declining method of depreciation for property, including space modifications, and the straight line method for software and technology licenses. We purchased all of the assets of STS, an online education company, in 2014, which consisted of training courses that are amortized over 15 years using the straight line method.  In October 2014, we purchased our building. A majority of the cost of the building is depreciated over 39 years using the straight line method. In addition, based on the results of a third party analysis, a portion of the cost was allocated to components integral to the building.  Such components are depreciated over 5 and 15 years, using the declining method.  The R.A.D.A.R.® software and patents that were purchased in March 2017 were originally set to amortize over 15 years using the straight line method, but in 2022 we accelerated the amortization of the remaining cost to fully amortize the assets by December 31, 2024. Maintenance and repairs are expensed as incurred and major additions, replacements and improvements are capitalized.

Revenue from product sales and supplies is generally recorded when we ship the product and title has passed to the customer, or when agreed milestones are met in the case of product developments, provided that we have evidence of a customer arrangement and can conclude that collection is probable. The prices at which we sell our products are fixed and determinable at the time we accept a customer’s order. We recognize revenue from sales to stocking distributors when there is no right of return, other than for normal warranty claims, and generally have no ongoing obligations related to product sales, except for normal warranty.

The sales of licenses to our training courses are recognized as revenue at the time of sale. Direct training performed by us is recognized when training is completed by the trainer, with the unearned portion classified as deferred revenue. Training and certification revenues are recognized at the time the training and certification occurs.  Data recording revenue is recognized based on each day’s usage of enrolled devices.

Revenues arising from extended warranty contracts are booked as sales over their life on a straight-line basis. We provide customer financing and leasing ourselves, which we recognize as revenue over the applicable lease term. Occasionally, we rent used equipment to customers, and in those cases, we recognize the revenues as they are earned over the life of the contract.

Royalty income is recognized in accordance with agreed upon terms, when performance obligations are satisfied, the amount is fixed or determinable and collectability is reasonably assured.

Rental income from space leased to our tenants is recognized in the month in which it is due.

On occasion we receive customer deposits for future product orders and for product development. Customer deposits are initially recorded as a liability and recognized as revenue when the product is shipped and title has passed to the customer, or in the case of product development, when agreed milestones are met.

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Stock-based compensation is presented in accordance with the guidance of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (“ASC 718”). Under the provisions of ASC 718, companies are required to estimate the fair value of share-based payment awards made to employees and directors including employee stock options based on estimated fair values on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our statement of operations.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

USE OF PROCEEDS

We will receive no proceeds from the offering of the shares other than the value of the assets, businesses, or securities acquired by us in acquisitions for which shares are offered under this prospectus.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not purport to be complete and is subject in all respects to applicable Colorado law and qualified by reference to the provisions of our Articles of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “Bylaws”), each as amended. Copies of our Certificate of Incorporation and Bylaws are incorporated by reference and will be sent to stockholders upon request. See “Where You Can Find More Information.”

Authorized Common Stock

We have authorized 50,000,000 shares of our common stock, no par value. As of March 21, 2025 there were 2,752,616 shares of our common stock outstanding.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no rights under our Articles of Incorporation or our Bylaws regarding dividends unless and until dividends are declared by the board of directors, nor do they have any rights under our Articles of Incorporation or our Bylaws regarding preemptive rights. The outstanding shares of common stock are fully paid and non-assessable.

PLAN OF DISTRIBUTION

This prospectus is a part of an “acquisition shelf” registration statement on Form S-4 that we have filed with the SEC. Under the shelf registration process, we may from time to time offer and sell up to 275,000 shares of our common stock, no par value, in connection with the acquisition of assets, stock or businesses, whether by purchase, merger or any other form of business combination.

It is expected that the terms of these acquisitions will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of common stock issued will be valued at prices reasonably related to the market price of our common stock at the time an agreement is entered into concerning the terms of the acquisition, at or about the time the shares are delivered or during some other negotiated period. Factors taken into account in acquisitions may include, among other factors, the quality and reputation of the business to be acquired and its management, the strategic market position of the business to be acquired and its proprietary assets, earning power, cash flow and growth potential. In addition to shares of our common stock, consideration for these acquisitions may consist of any consideration permitted by applicable law, including, without limitation, the payment of cash, the issuance of preferred stock, the issuance of a note or other form of indebtedness, the assumption of liabilities or any combination of these items. All expenses of this registration, other than the expenses of the selling stockholders, if any, will be paid by us. We do not expect to pay underwriting discounts or commissions, although we may pay finders’ fees from time to time in connection with certain acquisitions. Any person receiving finders’ fees may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of securities purchased by them may be considered underwriting commissions or discounts under the Securities Act.

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In an effort to maintain an orderly market in our securities or for other reasons, we may negotiate agreements with persons receiving common stock covered by this prospectus that will limit the number of shares that they may sell at specified intervals. These agreements may be more or less restrictive than restrictions on sales made under exemptions from the registration requirements of the Securities Act, including the requirements under Rule 144 or Rule 145(d), and the persons party to these agreements may not otherwise be subject to the Securities Act requirements. We anticipate that, in general, negotiated agreements will be of limited duration and will permit the recipients of securities issued in connection with acquisitions to sell up to a specified number of shares during a specified period of time. We may also determine to waive any such agreements without public notice.

This prospectus may be supplemented to furnish the information necessary for a particular negotiated transaction, and the registration statement of which this prospectus is a part will be amended or supplemented, as required, to supply information concerning an acquisition.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the warrants or common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The legality of the securities offered and certain other legal matters will be passed upon for us by Orbital Law Group, Denver, Colorado.

EXPERTS

Our audited consolidated financial statements as of and for the year ended December 31, 2024 have been included herein in reliance upon the report of Assure CPA, an independent registered public accounting firm, included elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. Our audited consolidated financial statements as of and for the year ended December 31, 2023 have been included herein in reliance upon the report of GreenGrowthCPAs, an independent registered public accounting firm, included elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we are required to file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us can be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

This prospectus omits certain information that is contained in the registration statement on file with the SEC, of which this prospectus is a part. For further information with respect to us and our securities, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. Each such statement is qualified in its entirety by such reference. The registration statement and the exhibits may be inspected without charge at the offices of the SEC or copies thereof obtained at prescribed rates from the public reference section of the SEC at the addresses set forth above.

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MANAGEMENT

Board of Directors

The following table sets forth the members of our board of directors, their ages as of April 30, 2025, and their positions and offices held:

Name	Age	Position

Wayne R. Willkomm, Ph.D.	62	Director, President, Chief Executive Officer
Vern D. Kornelsen	92	Director, Chairman, Secretary & CFO
Adam Kashenberg(1)	33	Non-Management Director
Donald E. Siecke(1)	85	Non-Management Director
Michael J. Kornelsen, D.M.A.	64	Non-Management Director
(1)	Member of the Audit Committee

Wayne Willkomm, Ph.D., was elected as a director on July 5, 2011 to fill the vacancy that occurred on June 18, 2011 as a result of the death of Alan C. Castrodale. On January 18, 2016 he was designated as the President and Chief Executive Officer. Before beginning his new role with the Company, Dr. Willkomm was the North American Market Development Manager for Novomer, Inc. Dr. Willkomm was the principal consultant of Willkomm Consulting, LLC between March 2007 and February 2014. Prior to that, he was president of the Tool and Molding Division of Intrex Corporation from 2006 to 2007. Previous positions include president of Kryptane Systems, LLC from 2000 to 2006 and various positions at Dow Chemical Company from 1989 to 2000. He has broad experience in leading manufacturing and product development organizations, has consulted in renewable materials and medical devices and is an inventor on 14 U.S. patents. He holds a B.S. degree in Chemical Engineering and Chemistry from Carnegie Mellon University and a Ph.D. in Chemical Engineering from the University of Minnesota. In determining Dr. Willkomm’s qualifications to serve on our board of directors, the board considered, among other things, his extensive management, manufacturing, and product development experience.

Vern D. Kornelsen joined the Company as a director in 1991 and served as secretary and treasurer in 1992 and 1993. He has been Chairman of the Board of Directors, Secretary, Chief Financial Officer, and a director since 2001. He formerly practiced as a Certified Public Accountant in Denver, CO and is a financial consultant to several early stage companies. He was a director of Valleylab, a manufacturer of electrosurgical units, for 10 years, and led an investor group that provided a portion of its initial funding. Mr. Kornelsen has been a director and participated in the capitalizing of a number of early stage companies, and is currently a director and audit-committee member of Encision Inc. of Boulder, CO, a publicly held company, and secretary and a director of Electronic Systems Technology, Inc. of Kennewick, WA. He received a BS degree in business from the University of Kansas. In determining Mr. Kornelsen’s qualifications to serve on our board of directors, the board considered, among other things, his experience and expertise in finance, accounting and management.

Donald E. Siecke was elected as a director on January 18, 2016 to fill the vacancy resulting from Gurumurthi Ravishankar’s resignation from the board on December 31, 2015. Mr. Siecke practiced as a certified public accountant in the state of Colorado from 1963 to 1976. He has been president of Kelmore Development Corp., a real estate development company, since 1981, and formerly served as a director of Redstone Bank, a Colorado bank of which he was a co-founding director. He is a director of privately held companies, metropolitan districts, and charitable organizations. He received a BS degree in business administration from the University of Denver in 1961, having majored in accounting. In determining Mr. Siecke’s qualifications to serve on our board of directors, the board considered, among other things, his experience and expertise in finance, accounting and management.

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Michael J. Kornelsen, D.M.A., was elected as a director on May 1, 2017. Dr. Kornelsen is a Professor Emeritus of Music at Metropolitan State University of Denver, having taught there for 19 years. During that time, he also served as Chair of the Department of Music and Associate Dean of the Arts. He was the President and CEO of Summit Meetings, Inc., an events planning company, for thirteen years. He is a licensed real estate broker with Coldwell Banker Residential Brokerage and has experience in developing and selling residential housing units. He received a Doctor of Musical Arts degree from the University of Colorado in 2005, a Master of Music Education degree from the University of Northern Colorado in 1990, and a Bachelor of Music Education degree from the University of Colorado in 1983. In determining Dr. Kornelsen’s qualifications to serve on our board of directors, the board considered, among other things, his experience and expertise in education and training, particularly as related to our interest in our drug and alcohol training courses, as well as his experience and expertise in management.

Adam Kashenberg was elected as a director on July 23, 2024 to fill the vacancy resulting from Robert Greenlee’s resignation from the board on July 22, 2024. Since November 2019, Mr. Kashenberg has been president, CEO and director of Colorado Biolabs, Inc., a manufacturer and supplier of iron supplement products. Previously, Mr. Kashenberg spent five years as CEO of Kash Nutritionals, a company that facilitated the manufacturing, growth, and development of key companies and their brands by brokering manufacturing services and related services. Mr. Kashenberg also served as VP, Business Development for Adam Nutrition, a dietary supplement manufacturing company. In determining Mr. Kashenberg’s qualifications to serve on the Company’s board of directors, the Board considered, among other things, his strong background in social media sales and marketing, as well as his finance and management skills.

Director Independence, Compensation Committee Interlocks, and Insider Participation

Our board of directors determines whether a director is independent through a broad consideration of facts and circumstances, including an assessment of the materiality of any relation between us and a director not merely from the director’s standpoint, but also from that of persons or organizations with which the director has an affiliation. Although our common stock is not listed on a national securities exchange, we have examined the independence of our directors applying the definition of “Independent Director” provided in NASDAQ Listing Rules, as well as the independence criteria under relevant SEC rules. Using these rules, our board of directors has determined that Adam Kashenberg and Donald Siecke qualify as independent directors, under the NASDAQ and SEC rules governing independence in general and also independence for the specific purposes of membership on audit, compensation and nomination/corporate governance committees.

We do not have a standing compensation committee. The board has determined that a separate compensation committee is not necessary at this time because the full board is actively involved in overseeing our compensation policies and decisions, and such matters do not require the attention of a separate committee. Our entire board of directors reviews and approves compensation for our executive officers and administers our stock option plans. Our board of directors evaluates the performance of our Chief Executive Officer, Dr. Wayne Willkomm, and our Chief Financial Officer, Mr. Vern Kornelsen, directly. Neither Dr. Willkomm nor Mr. Kornelsen is present during the board’s deliberations as to his own compensation. With respect to senior management other than Dr. Willkomm and Mr. Kornelsen, Dr. Willkomm and Mr. Kornelsen participate in the decision-making by making recommendations to the board of directors. After informal discussion regarding such recommendations, the board of directors votes on any recommended compensation changes. Our board of directors does not utilize any particular formula in determining any compensation changes but instead exercises its business judgment in view of our overall compensation philosophy and objectives. The board does not delegate its authority to determine or approve executive compensation to any other persons or committees, and no compensation consultants were engaged or had any role in determining or recommending the amount or form of compensation for our executive officers or directors during the last fiscal year.

Our board of directors reviews and considers our compensation policies and programs on an annual basis in light of the board of directors’ risk assessment and management responsibilities. We do not believe we have any compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. No interlocking relationship exists between any executive officer or member of our board and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

We have not participated in any transactions since the beginning of our last two fiscal years in which a person deemed to be a related person pursuant to Item 404 of SEC Regulation S-K had or will have a direct or indirect material interest. Lifeloc is not a subsidiary of any parent company.

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Executive Officers

The following table sets forth the names of our executive officers, their ages, and their positions and offices held:

Name	Age	Position
Wayne R. Willkomm, Ph.D.	62	President and Chief Executive Officer
Vern D. Kornelsen	92	Chairman, Secretary & CFO
Michelle Heim	46	Controller

Michelle Heim joined Lifeloc in May 2013 as a customer service advisor and later as an accountant. She was named our Controller and Chief Accounting Officer on September 24, 2020. Ms. Heim received her B.S. degree in Business, majoring in accounting, from Metropolitan State University of Denver in December 2021. Ms. Heim held a variety of positions with responsibility for order management with several other companies prior to joining Lifeloc.

Family Relationships

There are no family relationships among the Company’s directors or executive officers, except that Michael J. Kornelsen is the son of Vern D. Kornelsen.

Legal Proceedings

As of March 31, 2025, none of the Company’s directors or executive officers were involved in any legal proceedings.

EXECUTIVE COMPENSATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following table sets forth certain information regarding compensation earned or awarded in 2024 to our principal executive officer and each of our two most highly compensated executive officers other than our principal executive officer who earned in excess of $100K during our most recently completed fiscal year (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock & Option Awards ($)(1)	All Other Compensation ($)	Total($)
Wayne R. Willkomm, Ph.D. –	2024	258,960	30,000	0	7,804	296,764
President and Chief Executive Officer	2023	247,780	30,000	0	8,369	286,149
Vern D. Kornelsen – Chief Financial Officer	2024	96,000	0	0	0	96,000
	2023	90,000	0	0	0	90,000
Michelle Heim – Controller	2024	113,693	5,000	0	3,508	122,201
	2023	92,300	0	0	2,769	95,069

(1)	Stock-based compensation cost for stock awards is measured based on the closing fair market value of the Company’s common stock on the date of grant, in accordance with stock based compensation accounting rules (FASB ASC Topic 718). See footnote 4 of the Notes to the Consolidated Financial Statements for the year-ended December 31, 2024, included in our Annual Report to Stockholders, for a discussion of the grant date fair value.

Pay Versus Performance

	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment 12/31/20 Based on Total Shareholder Return	Net Income (Loss)
2024	$296,764	$288,960	$107,347	$107,347	$127.91	$(1,052,948)
2023	$286,149	$277,780	$92,300	$92,300	$102.77	$205,614
2022	$270,617	$270,617	$78,515	$78,515	$100.00	$(455,757)

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Employment Agreements

In connection with Wayne Willkomm’s appointment as our chief executive officer and president, the Company entered into an Employment Agreement with Dr. Willkomm, effective as of January 18, 2016, providing for an annual salary of $200,000, to be adjusted in future periods for the effect of inflation, plus options to purchase up to 50,000 shares of the Company’s common stock, subject to vesting upon the Company’s achievement of certain performance criteria set forth therein. On October 6, 2017, we entered into an amended and restated employment agreement with Dr. Willkomm (the “Employment Agreement”), primarily to adjust certain performance criteria and make corresponding changes. Pursuant to the Employment Agreement, the stock options originally granted to Dr. Willkomm in connection with the original performance criteria were cancelled, and new options to purchase up to 50,000 shares of the Company’s common stock, subject to vesting upon the Company’s achievement of the new performance criteria, were granted. All of these 50,000 options expired on December 31, 2021 without vesting. On March 13, 2021 Dr. Willkomm was granted fully vested options to purchase 12,500 shares at $3.80 apiece on or before March 13, 2026. On March 1, 2020 Dr. Willkomm was granted fully vested options to purchase 37,500 shares at $3.80 apiece on or before March 1, 2025, all of which were exercised on February 28, 2025.

Under the Employment Agreement, Dr. Willkomm is also eligible for an annual cash bonus of 10% of his base salary upon the Company’s achievement of certain performance criteria set forth in the Employment Agreement. Dr. Willkomm will receive a cash bonus of $30,000 upon each election by the Company to renew the Employment Agreement for subsequent one-year terms.

Stock Options

We adopted our 2013 Stock Option Plan (the “2013 Plan”) to promote our and our stockholders’ interests by helping us to attract, retain and motivate our key employees and associates.  Our Board of Directors adopted the 2013 Stock Option Plan on March 21, 2013, which was approved by our shareholders on April 1, 2013. Under the terms of the 2013 Plan, which provides for the grant of up to 150,000 total shares, the Board of Directors is able to grant either “nonqualified” or “incentive” stock options, as defined by the Internal Revenue Code and related regulations. The purchase price of the shares subject to a stock option will be the fair market value of our common stock on the date the stock option is granted. Generally, stock options will vest immediately at the time of the grant of such option and all stock options must be exercised within five years from the date granted. As of December 31, 2024, there were no unvested stock options and there were 122,000 vested stock options outstanding under the Plan. Of those 122,000 vested stock options, 88,500 were exercised on February 28, 2025 and 33,500 remain outstanding. No options were available for grant because the Plan had expired.

Option Grants in 2024

No options were granted in 2024.

Option Grants in 2023

No options were granted in 2023.

Options Exercised in 2024

There were no stock options exercised by the Named Executive Officers during 2024.

Options Exercised in 2023

There were no stock options exercised by the Named Executive Officers during 2023.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding the number and value of exercisable options to purchase shares of common stock held as of December 31, 2024 and December 31, 2023 by the Named Executive Officers.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($/Sh)	Option expiration Date
Wayne R. Willkomm	37,500	—	—	3.80	3/1/2025
Wayne R. Willkomm	12,500	—	—	3.80	3/13/2026
Michelle Heim	1,500	—	—	3.80	3/1/2025
Michelle Heim	3,500	—	—	3.80	3/13/2026

All 37,500 options held by Wayne R. Willkomm were exercised by him on February 28, 2025. All of the 3,500 options held by Michelle Heim were exercised on February 28, 2025 and the underlying shares were sold to EDCO Partners LLLP on February 28, 2025.

Additional Narrative Disclosure

The Company does not have any plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement, nor does it have any contract, agreement, plan or arrangement that provides for payments to any named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of the Company or change in the named executive officer’s responsibilities following a change in control.

Risk Management

The board has determined that risks arising from our compensation policies and practices for our executives and employees are not reasonably likely to have a material adverse effect on the Company. The board of directors assess our compensation policies and practices from time to time to ensure that the incentives provided in our compensation arrangements do not emphasize short-term risk taking at the expense of decisions likely to enhance stockholder value over the long-term.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

In response to Item 402(x)1) of Regulation S-K, the Company does not currently grant new awards of stock options, stock appreciation rights or similar option-like instruments, and generally is not in the practice of granting such awards. The Company has not granted such an award since fiscal year 2021. Accordingly, the Company has no specific policy or practice on the timing of such awards in relation to the disclosure of material non-public information by the Company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding our common stock owned as of the close of business on March 31, 2025 by the following persons: (i) each person who is known by us to beneficially own more than 5% of our common stock; (ii) each of our directors who beneficially own our common stock; (iii) each of our Named Executive Officers who beneficially own our common stock; and (iv) all executive officers and directors, as a group, who beneficially own our common stock. We have based our calculation of the percentage of beneficial ownership on 2,752,616 shares of our common stock outstanding as of the Record Date. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock underlying convertible securities of our company held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The information on beneficial ownership in the table and footnotes thereto is based upon data furnished to us by, or on behalf of, the persons listed in the table. Unless otherwise indicated, the business address of each person listed is c/o Lifeloc Technologies, Inc., 12441 West 49th Ave., Ste 4, Wheat Ridge, CO 80033.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Vern D. Kornelsen	2,134,245 (2)	77.5%
Donald E. Siecke	1,000 (3)	*
Adam Kashenberg	1,000	*
Wayne Willkomm, Ph.D.	52,825 (4)	1.9%
Michelle Heim	3,500 (5)	*
Michael J. Kornelsen, D.M.A.	1,000 (6)	*
All executive officers and directors as a group, including those named above (6 persons)	2,193,570	79.69%
EDCO Partners LLLP	2,100,119	76.30%

(1) Beneficial owners marked with an asterisk (*) hold less than 1% of our total outstanding common stock.

(2) Includes 34,126 shares owned directly and 2,100,119 shares owned by EDCO Partners LLLP, of which Mr. Kornelsen is the general partner. EDCO Partners LLLP holds 57,478 shares on behalf of Mr. Kornelsen, and 227,399 shares on behalf of Enroxtech, Inc., of which Mr. Kornelsen is president and holds a benefical interest.

(3) Includes 1,000 shares held directly. In addition, EDCO Partners LLLC, of which Mr. Siecke is a limited partner, holds 474,537 shares on his behalf, and 79,815 shares on behalf of Fruhling Family, LLC, of which Mr. Siecke is the managing partner. Mr. Siecke has neither investment power nor voting power with respect to the shares held by EDCO Partners LLLC, and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(4) Includes 40,325 shares held directly and options to purchase 12,500 shares that are exercisable within sixty days of March 31, 2025. In addition, EDCO Partners LLLC, of which Dr. Willkomm is a limited partner, holds 23,477 shares on his behalf. Dr. Willkomm has neither investment power nor voting power with respect to the shares held by EDCO Partners LLLC, and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(5) Includes options to purchase 3,500 shares that are exercisable within sixty days of March 31, 2025.

(6) Dr. Kornelsen owns 1,000 shares directly. In addition, EDCO Partners LLLC, of which Dr. Kornelsen is a limited partner, holds 27,500 shares on his behalf. Dr. Kornelsen has neither investment power nor voting power with respect to the shares held by EDCO Partners LLLC, and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, DIRECTOR INDEPENDENCE

We have not participated in any transactions since the beginning of our last two fiscal years in which a person deemed to be a related person pursuant to Item 404 of SEC Regulation S-K had or will have a direct or indirect material interest. Lifeloc is not a subsidiary of any parent company.

Our board of directors determines whether a director is independent through a broad consideration of facts and circumstances, including an assessment of the materiality of any relation between us and a director not merely from the director’s standpoint, but also from that of persons or organizations with which the director has an affiliation. Although our common stock is not listed on a national securities exchange, under the Securities and Exchange Commission (“SEC”) regulations we are required to identify each of our directors who qualify as “independent,” as such term is defined by a national securities exchange. Accordingly, we have examined the independence of our directors applying the definition of “Independent Director” provided in NASDAQ Listing Rules, as well as the independence criteria under relevant SEC rules. Using these rules, our board of directors has determined that Adam Kashenberg and Donald Siecke qualify as independent directors, under the NASDAQ and SEC rules governing independence in general and also independence for the specific purposes of membership on audit, compensation and nomination/corporate governance committees.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Colorado General Laws, our By-laws, and our Articles of Organization, as amended. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

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LIFELOC TECHNOLOGIES, INC.

32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Lifeloc Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Lifeloc Technologies, Inc. (the "Company") as of December 31, 2024, the related statements of income (loss), stockholders’ equity and cash flows for each of the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

We have served as the Company's independent auditor since 2024.

/s/ Assure CPA, LLC

Spokane, Washington

March 28, 2025

PCAOB ID Number 444

33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Lifeloc Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Lifeloc Technologies, Inc. (the Company) as of December 31, 2023, and the related statement of income, stockholders’ equity, and cash flows for the year then ended and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

April 1, 2024

We have served as the Company’s auditor in 2023.

Los Angles, CA 90067

PCAOB ID Number 6580

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LIFELOC TECHNOLOGIES, INC.
Balance Sheets

ASSETS

	December 31, 2024	December 31, 2023
CURRENT ASSETS:
Cash and cash equivalents	$1,243,746	$1,766,621
Accounts receivable, net	732,541	812,126
Inventories, net	2,996,397	3,024,834
Federal and state income taxes receivable	80,560	—
Prepaid expenses and other	40,045	105,967
Total current assets	5,093,289	5,709,548

PROPERTY, PLANT AND EQUIPMENT:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Recognition equipment and software	569,448	569,448
Production equipment, software and space modifications	1,349,839	1,154,803
Training courses	432,375	432,375
Office equipment, software and space modifications	254,333	216,618
Sales and marketing equipment and space modifications	226,356	226,356
Research and development equipment, software and space modifications	787,664	480,684
Research and development equipment, software and space modifications not in service	128,007	—
Less accumulated depreciation	(3,613,452)	(3,326,837)
Total property and equipment, net	2,381,297	2,000,174

OTHER ASSETS:
Patents, net	78,723	64,439
Deposits and other	12,261	111,157
Deferred income taxes	1,159,199	806,652
Total other assets	1,250,183	982,248

Total assets	$8,724,769	$8,691,970

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$251,627	$402,231
Term loan payable, current portion	53,195	51,588
Income taxes payable	—	44,952
Customer and tenant deposits	43,814	195,719
Accrued expenses	293,981	329,311
Deferred revenue, current portion	54,458	79,036
Product warranty reserve	46,500	46,500
Total current liabilities	743,575	1,149,337

TERM LOAN PAYABLE, net of current portion and debt issuance costs	1,119,152	1,170,243

SUBORDINATED DEBENTURE PAYABLE, net of current portion and debt issuance costs	630,000	—

DEFERRED REVENUE, net of current portion	6,165	11,565
Total liabilities	2,498,892	2,331,145

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares authorized, 2,664,116 shares outstanding (2,454,116 outstanding at December 31, 2023)	5,586,014	4,668,014
Retained earnings	639,863	1,692,811
Total stockholders' equity	6,225,877	6,360,825

Total liabilities and stockholders' equity	$8,724,769	$8,691,970

The accompanying notes to the financial statements are an integral part of these financial statements.

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LIFELOC TECHNOLOGIES, INC.
Statements of Income (Loss)

	Years Ended December 31,
REVENUES:	2024	2023
Product sales	$8,470,985	$9,228,843
Royalties	34,382	32,299
Rental income	32,778	68,424
Total	8,538,145	9,329,566

COST OF SALES	5,092,046	5,289,896

GROSS PROFIT	3,446,099	4,039,670

OPERATING EXPENSES:
Research, development, and sustaining engineering	2,242,869	1,835,164
Sales and marketing	1,358,211	1,225,381
General and administrative	1,253,236	1,170,260
Total	4,854,316	4,230,805

OPERATING (LOSS)	(1,408,217)	(191,135)

OTHER INCOME (EXPENSE):
Interest income	42,867	70,062
Interest expense	(40,145)	(41,566)
Total	2,722	28,496

NET (LOSS) BEFORE PROVISION FOR TAXES	(1,405,495)	(162,639)

BENEFIT FROM FEDERAL AND STATE INCOME TAXES	352,547	368,253

NET INCOME (LOSS)	$(1,052,948)	$205,614

NET INCOME (LOSS) PER SHARE, BASIC	$(0.41)	$0.08

NET INCOME (LOSS) PER SHARE, DILUTED	$(0.41)	$0.08

WEIGHTED AVERAGE SHARES, BASIC	2,546,493	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,546,493	2,454,116

The accompanying notes to the financial statements are an integral part of these financial statements.

36

LIFELOC TECHNOLOGIES, INC.
Statements of Stockholders' Equity
For The Years Ended December 31, 2024 and 2023

	Common Stock Shares	Common Stock Amount	Retained Earnings	Total
Balance, December 31, 2022	2,454,116	$4,668,014	$1,487,197	$6,155,211
Net income (loss)	—	—	205,614	205,614
Balance, December 31, 2023	2,454,116	4,668,014	1,692,811	6,360,825

Issuance of common stock for cash, net of issuance costs	210,000	798,000	—	798,000
Warrants issued with subordinated debenture	—	120,000	—	120,000
Net (loss)	—	—	(1,052,948)	(1,052,948)
Balance, December 31, 2024	2,664,116	$5,586,014	$639,863	$6,225,877

The accompanying notes to the financial statements are an integral part of these financial statements.

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LIFELOC TECHNOLOGIES, INC.
Statements of Cash Flows

	Years Ended December 31,
CASH FLOWS FROM OPERATING ACTIVITIES:	2024	2023
Net income (loss)	$(1,052,948)	$205,614
Adjustments to reconcile net income (loss) to net cash (used in) operating activities-
Depreciation and amortization	298,293	264,824
Provision for doubtful accounts, net change	2,000	—
Provision for inventory obsolescence, net change	70,000	—
Deferred taxes, net change	(352,547)	(485,223)
Changes in operating assets and liabilities-
Accounts receivable	77,585	(184,207)
Inventories	(41,563)	(292,371)
Federal and state income taxes receivable	(80,560)	107,575
Prepaid expenses and other	65,922	(47,764)
Deposits and other	98,896	(110,657)
Accounts payable	(150,604)	(11,726)
Customer and tenant deposits	(151,905)	(5,312)
Income taxes payable	(44,952)	44,952
Accrued expenses	(35,330)	(15,633)
Deferred revenue	(29,978)	4,188
Net cash (used in) operating activities	(1,327,691)	(525,740)

CASH FLOWS (USED IN) INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(539,731)	(6,811)
Purchases of research and development equipment, software and space modifications not in service	(128,007)	—
Patent filing cost	(21,708)	(1,404)
Net cash (used in) investing activities	(689,446)	(8,215)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Principal payments made on term loan	(53,738)	(52,178)
Proceeds from issuance of subordinated debenture	750,000	—
Proceeds from issuance of 210,000 shares of common stock	798,000	—
Net cash provided from (used in) financing activities	1,494,262	(52,178)

NET (DECREASE) IN CASH	(522,875)	(586,133)

CASH, BEGINNING OF YEAR	1,766,621	2,352,754

CASH, END OF YEAR	$1,243,746	$1,766,621

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$35,891	$37,262

Cash paid for income tax	$125,512	$72,996

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Warrants issued with subordinated debenture	$120,000	$—

The accompanying notes to the financial statements are an integral part of these financial statements.

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LIFELOC TECHNOLOGIES, INC.

Notes to Financial Statements

December 31, 2024 and 2023

1. ORGANIZATION AND NATURE OF BUSINESS

Lifeloc Technologies, Inc. ("Lifeloc" or the "Company", “Us”, “Our”, or “We”) is a Colorado-based developer, manufacturer and marketer of portable hand-held and fixed station breathalyzers and related accessories, supplies and education.  We design, produce and sell fuel-cell based breath alcohol testing equipment. We compete in all major segments of the breath alcohol testing instrument market, including law enforcement, workplace, corrections, original equipment manufacturing ("OEM") and consumer markets. In addition, we offer a line of supplies, accessories, services, and training to support customers' alcohol testing programs. We sell globally through distributors as well as directly to users.

We define our business as providing "near and remote sensing and monitoring" products and solutions. Today, the majority of our revenues are derived from products and services for alcohol detection and measurement. We remain committed to growing our breath alcohol testing business. In the future, we anticipate the commercialization of new sensing and measurement products that may allow Lifeloc to successfully expand our business into new growth areas where we do not presently compete or where no satisfactory product solutions exist today.

Lifeloc incorporated in Colorado in December 1983. We filed a registration statement on Form 10 with the Securities and Exchange Commission, which became effective on May 31, 2011.  Our fiscal year end is December 31.  Our principal executive offices are located at 12441 West 49th Avenue, Unit 4, Wheat Ridge, Colorado 80033-3338. Our telephone number is (303) 431-9500.  Our websites are www.lifeloc.com and www.stsfirst.com.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements.   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions regarding allowances for bad debts, inventory obsolescence, accumulated depreciation, and deferred income taxes. Such estimates and assumptions affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expense during the reporting period.  Actual results could differ from those estimates.

Debt Issuance Costs. The term loan is shown in the accompanying balance sheet net of debt issuance costs. Deferred debt issuance costs are amortized over the life of the term loan on a straight line basis, which approximates the effective interest method.  Total debt issuance cost amortization during the years ended December 31, 2024 and 2023 was $4,254 and $4,304 respectively, and is included within interest expense on the statements of income (loss).

Deferred Income Taxes. Deferred income tax assets and liabilities are presented as noncurrent assets or liabilities in the balance sheet.

Fair Value Measurement.  Accounting Standards Codification ("ASC") Topic 820, Fair Value Measurements and Disclosures ("ASC 820"), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equity securities listed on the New York Stock Exchange.

Level 2 - Pricing inputs are other than quoted prices in active markets, but are either directly or indirectly observable as of the reported date. The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 - Significant inputs to pricing that are unobservable as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights. At December 31, 2024 and 2023, the Company has no assets and no liabilities that are remeasured at fair value on a recurring or nonrecurring basis.

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Cash and Cash Equivalents.   For purposes of reporting cash flows, we consider all cash and highly liquid investments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments.   Our financial instruments consist of cash, a term loan secured by a first mortgage, and an unsecured subordinated debenture. The carrying values of cash, their fair value due to their short term maturities.  The carrying value of the term loan approximates its fair value based on interest rates currently obtainable. The carrying value of the debenture approximates its fair value after allocating a portion to the attached warrants.

Concentration of Credit Risk.   Financial instruments with significant credit risk include accounts receivable.

We have no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Accounts Receivable. Accounts receivable are typically unsecured and are derived from transactions with and from entities primarily located in the United States or from international distributors with a proven payment history. Accordingly, we may be exposed to credit risks generally associated with the alcohol monitoring industry. Our credit policy calls for payment in accordance with prevailing industry standards, generally 30 days with occasional exceptions of up to 60 days for large established customers. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. A summary of the activity in our allowance for doubtful accounts is as follows:

Years Ended December 31	2024	2023
Balance, beginning of year	$5,000	$5,000
Provision (reduction) for estimated losses	(8,911)	(5,090)
Recovery (write-off) of uncollectible accounts	10,911	(5,090)
Balance, end of year	$7,000	$5,000

The net accounts receivable balance at December 31, 2024 of $732,541 included an account from one customer of $339,925 (46%), $27,383 (4%) from a second customer, $19,684 from a third customer (3%), and no more than 3% from any other single customer. The net accounts receivable balance at December 31, 2023 of $812,126 included an account from one customer of $103,739 (13%), $98,412 from a second customer (12%), $42,594 from a third customer 5%, and no more than 5% from any other single customer.

Inventories.   Inventories are stated at the lower of standard cost or net realizable value. We reduce inventory for estimated obsolete or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value after cost to sell, based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. At December 31, 2024 and December 31, 2023, inventory consisted of the following:

	2024	2023
Raw materials & deposits	$2,712,184	$2,696,659
Work-in-process	6,311	26,269
Finished goods	717,058	671,062
Total gross inventories	3,435,553	3,393,990
Less reserve for obsolescence	(439,156)	(369,156)
Total net inventories	$2,996,397	$3,024,834

A summary of the activity in our inventory reserve for obsolescence is as follows:

Years Ended December 31	2024	2023
Balance, beginning of year	$369,156	$369,156
Provision for estimated obsolescence	89,667	46,589
Write-off of obsolete inventory	(19,667)	(46,589)
Balance, end of year	$439,156	$369,156

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Property, Plant and Equipment.   Property, plant and equipment are stated at cost, with depreciation computed over the estimated useful lives of the assets, generally five years; three years for software and technology licenses; 15 years for space modifications and for training courses; 39 years for the cost of the building we purchased in October 2014. We utilize the declining balance method of depreciation for property, equipment and space modifications, and the straight-line method of depreciation for software, training courses, and the building, due to the expected usage of these assets over time. These methods are expected to continue throughout the life of the assets. Maintenance and repairs are expensed as incurred and major additions, replacements and improvements are capitalized.  Depreciation expense for the years ended December 31, 2024 and 2023 was $286,815 and $253,876 respectively. No depreciation is recorded on equipment, software and space modifications not in service until such time as they are placed in service. Gain or loss on property, plant and equipment that is disposed of is recognized in operations in the statements of income (loss).

Impairment of Long-Lived Assets.  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. A long-lived asset is considered impaired when estimated future cash flows related to the asset, undiscounted and without interest, are insufficient to recover the carrying amount of the asset. If deemed impaired, the long-lived asset is reduced to its estimated fair value. Long-lived assets to be disposed of are reported at the lower of their carrying amount or estimated fair value less cost to sell. No impairments were recorded for the years ended December 31, 2024 and 2023 respectively.

Patents.   The costs of applying for patents are capitalized and amortized on a straight-line basis over the lesser of the patent's economic or legal life (20 years for utility patents in the United States, and 14 years for design patents).  Amortization expense for the years ended December 31, 2024 and 2023, was $7,424 and $6,644 respectively.  Amortization expense for each of the next 5 years is estimated to be $14,273 per year. Capitalized costs are expensed if patents are not granted.  We review the carrying value of our patents periodically to determine whether the patents have continuing value and such reviews could result in the conclusion that the recorded amounts have been impaired.  No impairments were included in amortization expense for the years ended December 31, 2024 and 2023 respectively.  A summary of our patents at December 31, 2024 and 2023 is as follows:

	2024	2023
Patents issued	$191,871	$191,871
Patent applications filed and in process	48,266	26,558
Accumulated amortization	(161,414)	(153,990)
Total net patents	$78,723	$64,439

Customer and Tenant Deposits. We include customer pre-payments on future orders and tenant security deposits in customer deposits, as shown below. Customer pre-payments are reclassified as revenue when orders are shipped. Tenant security deposits are refunded to tenant upon expiration of lease.

Accrued Expenses. We have accrued various expenses in our December 31 balance sheets, as follows.

	2024	2023
Compensation	$162,355	$218,572
Property and other taxes	94,894	75,634
Rebates	36,732	35,105
Total accrued expenses	$293,981	$329,311

Product Warranty Reserve. We provide for the estimated cost of product warranties at the time sales are recognized. Our warranty obligation is based upon historical experience and will be affected by product failure rates and material usage incurred in correcting a product failure. Should actual product failure rates or material usage costs differ from our estimates, revisions to the estimated warranty liability would be required. A summary of the activity in our product warranty reserve is as follows:

Years Ended December 31	2024	2023
Balance, beginning of year	$46,500	$46,500
Provision for estimated warranty claims	40,398	28,191
Claims made and paid	(40,398)	(28,191)
Balance, end of year	$46,500	$46,500

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Income Taxes. We account for income taxes under the provisions of ASC Topic 740, Accounting for Income Taxes ("ASC 740"). ASC 740 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities. ASC 740 also requires recognition of deferred tax assets for the expected future tax effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements, uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. For the years ended December 31, 2024 and 2023, we did not have any significant interest or penalties associated with uncertain tax positions.

Revenue Recognition. Revenue from product sales and supplies is generally recorded when we ship the product and title has passed to the customer, or when agreed milestones are met in the case of product developments, provided that we have evidence of a customer arrangement and can conclude that collection is probable. The prices at which we sell our products are fixed and determinable at the time we accept a customer's order. We recognize revenue from sales to stocking distributors when there is no right of return, other than for normal warranty claims, and generally have no ongoing obligations related to product sales, except for normal warranty.

The sales of licenses to our training courses are recognized as revenue at the time of sale. Training and certification revenues are recognized at the time the training and certification occurs.  Data recording revenue is recognized based on each day’s usage of enrolled devices.

Revenues arising from extended warranty contracts are booked as sales over their life on a straight-line basis. We have discontinued arranging for customer financing and leasing through unrelated third parties and instead are providing for customer financing and leasing ourselves, which we recognize as revenue over the applicable lease term. Occasionally, we rent used equipment to customers, and in those cases, we recognize the revenues as they are earned over the life of the contract.

Royalty income is recognized in accordance with agreed upon terms, when performance obligations are satisfied, the amount is fixed or determinable and collectability is reasonably assured.

Rental income from 2,774 square feet of space leased to our tenant is recognized in the month in which it is due, which approximates if it were recognized on a straight-line basis over the term of the related lease. The lease expires on June 30, 2025 and does not have an option to renew.

On occasion we receive customer deposits for future product orders and product developments. Customer deposits are initially recorded as a liability and recognized as revenue when the product is shipped and title has passed to the customer, or when agreed milestones are met in the case of product developments.

The following is the disaggregation of revenue into broad categories, which we have defined as shown below.

	Year Ended December 31,
Product sales:	2024	2023
Product sales and supplies	$7,737,741	$8,359,687
Training, certification and data recording	651,426	785,209
Service plans and equipment rental	81,818	83,947
Product sales subtotal	8,470,985	9,228,843
Royalties	34,382	32,299
Rental income	32,778	68,424
Total revenues	$8,538,145	$9,329,566

Deferred Revenue. Deferred revenues arise from service contracts and from direct training revenue. Revenues from service contracts are recognized on a straight-line basis over the life of the contract, generally one year, and are included in product revenue in our statements of income (loss). However, there are occasions when they are written for longer terms up to four years. The revenues from that portion of the contract that extend beyond one year are shown in our balance sheets as long term. Deferred revenues also result from direct training revenue that needs to be scheduled based on the customer’s and Lifeloc’s availability. Revenue is recognized when training is complete and is included in product sales in our statements of income. All direct training are for less than one year and all deferred revenues from this source are shown in our balance sheets as short term.

42

Rebates. Our rebate program is available to certain of our North American workplace distributors in good standing who are responsible for sales equaling at least $25,000 in one calendar year. Distributors in good standing who meet the required sales threshold earn a rebate equal to between 1 and 10 percent of that distributor's total sales of the Company's products. We accrue for these rebates monthly; they are shown in our balance sheets as accrued expenses. We paid $35,502 and $34,051 of rebates for the years ending December 31, 2024 and 2023 respectively.

Recently Issued Accounting Pronouncements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, amending reportable segment disclosure requirements to include disclosure of incremental segment information on an annual and interim basis. Among the disclosure enhancements are new disclosures regarding significant segment expenses that are regularly provided to the chief operating decision-maker and included within each reported measure of segment profit or loss, as well as other segment items bridging segment revenue to each reported measure of segment profit or loss. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, and are applied retrospectively. Early adoption is permitted. See Note 10 for changes to our reportable segment disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures, amending income tax disclosure requirements for the effective tax rate reconciliation and income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024 and are applied prospectively. Early adoption and retrospective application of the amendments are permitted. We continue to evaluate the impact of this update on our financial statements, but do not expect any changes to our current reportable segments.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosure about the types of costs and expenses included in certain expense captions presented on the income statement. The new disclosure requirements are effective for the Company's annual periods for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted, and may be applied either prospectively or retrospectively. We are currently evaluating the ASU to determine its impact on our consolidated financial statements and disclosures.

The Company does not believe that issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Research and Development Expenses. Equipment, software and space modifications used for research and development that have an alternative future use are capitalized in property, plant and equipment in the balance sheets. Equipment, software and space modifications used for research and development that have no alternative future use are expensed as research and development costs as incurred.

Stock-Based Compensation. Stock-based compensation is presented in accordance with the guidance of ASC Topic 718, Compensation – Stock Compensation ("ASC 718"). Under the provisions of ASC 718, companies are required to estimate the fair value of share-based payment awards on the date of grant based on the trading price of stock issued. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our statement of income.

ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as expense on a straight line basis over the requisite service periods in the accompanying statement of income (loss). Forfeitures are recognized as they occur.

Segment Reporting.   We have concluded that we have two operating segments, including our primary business which is as a developer, manufacturer and marketer of portable hand-held breathalyzers and related accessories, supplies and education.  As a result of purchasing our building on October 31, 2014, we have a second segment consisting of renting portions of our building to one tenant, whose lease expires on June 30, 2025.

Accounting Standards Update 2023-07 requires significant segment expenses be disclosed for each reportable segment. See Note 10 for a table showing expense allocations for our product sales segment.

43

The chief operating decision maker evaluates the performance of the Company’s reportable segments based on segment profit or loss from operations, which is inclusive of all respective expenses. The profitability target of each segment is at the profit or loss from operations level, which is how the chief operating decision maker assesses performance. The chief operating decision maker also uses profit or loss from operations to allocate capital and personnel to the segments, which is typically done to improve the efficiency and effectiveness of operations or for expansion of operations, and ultimately to increase profit from operations. The Company’s reportable segments are strategic business units that offer different products. They are managed separately because each business requires different expertise to ensure quality products are produced in an efficient manner and because each business has a different customer base. We view our rentals segment as immaterial as the chief operating decision maker is focused primarily on the products segment. The Company’s chief operating decision maker is the chief executive officer.

3. BASIC AND DILUTED INCOME AND LOSS PER COMMON SHARE

We report both basic and diluted net income or loss per common share. Basic net income or loss per common share is computed by dividing net income or loss for the period by the weighted average number of common shares outstanding for the period. Diluted net income or loss per common share is computed by dividing the net income or loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. The shares used in the calculation of dilutive potential common shares exclude options and warrants to purchase shares where the exercise price was greater than the average market price of common shares for the period.

The following table presents the calculation of basic and diluted net income (loss) per common share:

	Years Ended December 31,
	2024	2023
Net income (loss)	$(1,052,948)	$(205,614)
Weighted average shares-basic	2,546,493	2,454,116
Effect of dilutive potential common shares	—	—
Weighted average shares-diluted	2,546,493	2,454,116
Net income (loss) per share-basic	$(0.41)	$0.08
Net income (loss) per share-diluted	$(0.41)	$0.08
Antidilutive employee stock options	122,000	—
Antidilutive warrants	62,500	—

4. STOCKHOLDERS' EQUITY

Stock Option Plan.   In January 2013, we adopted our 2013 Stock Option Plan (the "2013 Plan") to promote the Company's and its stockholders' interests by helping us to attract, retain and motivate our key employees and associates. Under the terms of the 2013 Plan, our Board of Directors (the "Board") can grant either "nonqualified" or "incentive" stock options, as defined by the Internal Revenue Code and related regulations. The purchase price of the shares subject to a stock option is the fair market value of our common stock on the date the stock option is granted. Generally, all stock options must be exercised within five years from the date granted. No common shares are reserved for issuance under the 2013 Plan as it has expired. The 2013 Plan was approved by our shareholders at their regular annual meeting on April 1, 2013.

A summary of our stock option activity and related information for equity compensation plans approved by security holders for each of the fiscal years ended December 31, 2024 and 2023 is as follows:

	STOCK OPTIONS OUTSTANDING
	Number Outstanding	Weighted Average Exercise Price Per Share
BALANCE AT DECEMBER 31, 2022	113,000	$4.09
Granted	15,000	3.80
Forfeited/expired	(5,000)	—
BALANCE AT DECEMBER 31, 2023	123,000	$3.80
Forfeited/expired	(1,000)	—
BALANCE AT DECEMBER 31, 2024	122,000	$3.80

The options outstanding at December 31, 2024 are fully vested and have a weighted average life of 0.56 years.

The options outstanding at December 31, 2024 had an intrinsic value of $0.

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The exercise price of all options granted through December 31, 2024 has been equal to or greater than the fair market value as of the date of grant, as determined by the Board. As of December 31, 2024, no options for our common stock remain available for grant under the 2013 Plan as it has expired.

No options were exercised during the years ended December 31, 2024 and 2023.

At December 31, 2024 there were 62,500 warrants outstanding with a life of 6 years and with an exercise price of $4.50. There were no warrants outstanding at December 31, 2023.

5. DEBT

Debenture. On December 31, 2024 we issued a $750,000 debenture subordinated to obligations to the Company’s general and secured creditors that calls for interest only at 8.25% payable quarterly in the first year, with monthly payments of $9,199 including principal and interest at 8.25% commencing in the second year based on a ten year amortization schedule. A balloon payment of $451,012 is due in full on December 31, 2030.

In consideration of the lender providing the financing, the Company issued warrants which entitle the holder to purchase 62,500 shares of our common stock at $4.50 per share. The warrants were immediately and fully vested, and have a life of 6 years. If the debenture is paid in full on or before December 31, 2029, the warrants will have a life of five years.

The factors used to calculate the estimated value of the warrants and the resulting fair market value, were as follows.

Stock price	$2.75
Exercise price per share	$4.50
Original term (years)	6
Volatility	116.58%
Annual rate of quarterly dividends	None
Risk free interest rate	4.38%
Fair market value of warrants	$120,000

Applying these assumptions resulted in a relative fair value of $120,000, all of which was recorded as debt discount with a corresponding credit to common stock. The debt discount will be amortized as interest expense of $20,000 annually over six years.

Our minimum future principal payments on this subordinated debenture, by year, are as follows:

2025	$—
2026	50,389
2027	54,707
2028	59,395
2029	64,485
2030	521,024
Total	750,000
Less debt issuance cost	(120,000)
Net subordinated debenture payable	630,000
Less current portion	-
Long term portion	$630,000

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Term Loan Payable. The term loan is secured by a first mortgage on our building, and is payable in 119 equal monthly installments of $7,453, including principal and interest at 2.95% based on a 360 day year, plus a final payment of $773,727 (excluding interest) on September 30, 2031.  Our minimum future principal payments on this term loan, by year, are as follows:

2025	$55,345
2026	57,000
2027	58,704
2028	60,460
2029	62,268
2030 – 2031	887,210
Total	1,180,987
Less debt issuance cost	(8,640)
Net term loan payable	1,172,347
Less current portion	(53,195)
Long term portion	$1,119,152

6. COMMITMENTS AND CONTINGENCIES.

Employee Severance Benefits. Our obligation with respect to employee severance benefits is minimized by the "at will" nature of the employee relationships. As of December 31, 2024 we had no obligation with respect to contingent severance benefit obligations other than the Company's obligations under the employment agreement with its chief executive officer, Dr. Wayne Willkomm. In the event that Dr. Willkomm's employment is terminated by the Company without Cause (including through a decision by the Company not to renew the employment agreement) or by Dr. Willkomm with Good Reason (as each are defined in the employment agreement), Dr. Willkomm will be eligible, upon satisfaction of certain conditions, for severance equal to two months of salary continuation plus 12 months of health insurance continuation.

Contractual Commitments and Purchase Orders. Contractual commitments under development agreements and outstanding purchase orders issued to vendors in the ordinary course of business totaled $2,025,429 at December 31, 2024.

Regulatory Commitments. We are subject to certain regulations of the United States Department of Transportation and various state departments of transportation. We believe that we are in substantial compliance with all known applicable regulations.

7. INCOME TAXES.

Our income tax (provision) benefit is summarized below.

Years Ended	December 31, 2024	December 31, 2023
Current:
Federal	$—	$(83,093)
State	—	(33,877)
Total current expense	—	(116,970)
Deferred:
Federal	292,691	421,753
State	59,856	63,470
Total deferred benefit	352,547	485,223
Total benefit	$352,547	$368,253

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. On the basis of this evaluation, as of December 31, 2024, a valuation allowance of $187,234 has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased.

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The items accounting for the difference between income taxes computed at the federal statutory rate and the benefit provision for income taxes consist of the following:

Years Ended	December 31, 2024	December 31, 2023
Federal statutory rate	$295,154	$34,154
Effect of:
State taxes, net of federal tax benefit	47,906	37,741
Deferred tax benefit	—	485,223
Change in estimate	127,744	—
Effect of research credit	71,437	(374,004)
Other	(2,460)	185,139
Change in valuation allowance	(187,234)	—
Total benefit provision	$352,547	$368,253

The components of the deferred tax asset at December 31, 2024 and 2023 are as follows:

	2024	2023
Bad debt reserve	$1,713	$1,270
Inventory reserve	107,488	93,766
Increasing research activities credit carryover	237,166	—
RADAR asset amortization	58,113	68,722
Research and development expenses	893,024	586,080
Accrued vacation	22,710	21,989
Deferred income	14,838	23,014
Warranty reserve	11,381	11,811
Total deferred tax asset	1,346,433	806,652
Less valuation allowance	(187,234)	—
Net deferred tax asset	$1,159,199	$806,652

The Company has an Increasing Research Activities Credit carryover of $237,166 which expires between the years 2039 through 2044. Our income tax filings in the United States and state jurisdictions are open to examination for the 2022 – 2024 tax years. Tax attributes from years prior to that can be adjusted as a result of examinations. In the event we are assessed penalties and or interest, penalties will be charged to other operating expense and interest will be charged to interest expense. The Company has reviewed its tax positions and believes it has not taken a position that would not be sustained under examination.

8. LEGAL PROCEEDINGS

We were not involved or party to any legal proceedings at December 31, 2024 or December 31, 2023, and therefore made no accruals for legal proceedings in either 2024 or 2023.

9. MAJOR CUSTOMERS/SUPPLIERS

We depend on sales that are generated from our customers' ongoing usage of alcohol testing instruments.

One customer contributed 9% ($765,562) to our product sales in 2024, a second customer contributed 4% ($333,185), a third customer contributed 2% ($269,513), and no other customer contributed more than 2%. One customer contributed 9% ($790,495) to our total sales in 2023, a second customer contributed 4% ($405,003), a third customer contributed 2% ($201,163), and no other customer contributed more than 3%. In making this determination, we considered the federal government, state governments, local governments, and foreign governments each as a single customer.

In 2024, we depended upon three vendors for approximately 27% of our purchases (three vendors and 28% respectively in 2023).

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10. DEFINED CONTRIBUTION EMPLOYEE BENEFIT PLAN

We have adopted a 401(k) Profit Sharing Plan (“401(k) Plan”) which covers all full-time employees who have completed 3 months of full-time continuous service and are age eighteen or older. Participants may defer up to 100% of their gross pay up to 401(k) Plan limits. Participants are immediately vested in their contributions. We make monthly discretionary matching contributions of 3% of the total payroll of the participating employees. In 2024 and 2023 we contributed $69,678 and $64,608 respectively. The participants vest in Company contributions based on years of service, with a participant fully vested after six years of credited service.

11. BUSINESS SEGMENTS

We currently have two business segments: (i) the sale of physical products, including portable hand-held breathalyzers and related accessories, supplies, education, training (“Product Sales”), and royalties from development contracts with OEM manufacturers (“Royalties” and, together with Product Sales, the "Products" segment), and (ii) rental of a portion of our building (the “Rentals” segment).  The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2.

Operating profits for these segments exclude unallocated corporate items.  Administrative and staff costs were commonly used by all business segments and were indistinguishable.

The following sets forth information about the operations of the business segments for the years ended December 31, 2024 and 2023.

	2024	2023
Product sales	$8,470,985	$9,228,843
Royalties	34,382	32,299
Products subtotal	8,505,367	9,261,142
Rentals	32,778	68,424
Total	$8,538,145	$9,329,566
Gross profit:
Product sales	$3,404,206	$3,968,505
Royalties	34,382	32,299
Products subtotal	3,438,588	4,000,804
Rentals	7,511	38,866
Total	$3,446,099	$4,039,670

Interest expense:
Product sales	$35,679	$31,648
Royalties	—	—
Products subtotal	35,679	31,648
Rentals	4,466	9,918
Total	$40,145	$41,566

Net income (loss) before taxes:
Product sales	$(1,442,260)	$(223,886)
Royalties	32,299	32,299
Products subtotal	(1,409,961)	(191,587)
Rentals	4,466	28,948
Total	$(1,405,495)	$(162,639)

Depreciation and amortization:
Product sales	$287,025	$245,400
Royalties	—	—
Products subtotal	287,025	245,400
Rentals	7,014	15,120
Total	$294,039	$260,520

There were no intersegment revenues.

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Accounting Standards Update 2023-07 requires all public entities to disclose significant segment expenses for each reportable segment. We have excluded our rentals segment and allocated all expenses to the products segment in the table below as the rentals segment is immaterial. Similarly, royalties are excluded as none of the expenses are attributable to royalties.

	Years Ended December 31,
	2024	2023
Product sales	$8,470,985	$9,228,843
Cost of sales	5,066,779	5,251,030
Gross profit	3,404,206	3,977,813
Less: Research, development, and sustaining engineering	2,242,869	1,835,164
Sales and marketing	1,358,211	1,225,381
General and administrative	1,253,236	1,170,260
Operating loss before royalties and building rentals	(1,450,110)	(252,992)
Royalties	34,382	32,299
Building rentals operating income	7,511	29,558
Operating income (loss)	$(1,408,217)	$191,135

Our purchases of assets for the above products segment for the years December 31, 2024 and 2023 were as follows.

	2024	2023
Property, plant and equipment	$539,731	$6,811
Purchases of research and development equipment, software and space modifications not in service	128,007	—
Patent filing cost	21,708	1,404
Total	$689,446	$8,215

No assets were purchased for the rentals segment.

The following sets forth domestic and international product sales for the years ended December 31, 2024 and 2023.

	December 31, 2024		December 31, 2023
	Amount	Percent	Amount	Percent
Domestic	6,009,596	71	6,583,440	71
International	2,461,389	29	2,645,403	29
Total	8,470,985	100	9,228,843	100

At December 31, 2024, $104,697 of our assets were used in the Rentals segment, with the remainder, $8,620,072, used in the Products and unallocated segments. Future rental income and related expenses will depend on whether existing leases are renewed. Minimum base rents for leases in place at December 31, 2024 are scheduled to be $16,632 in 2024.

12. SUBSEQUENT EVENTS

We evaluated all of our activity and concluded that no subsequent events have occurred that would require recognition in our financial statements or disclosure in the notes to our financial statements, except as follows.

In January, 2025 we issued our purchase order totaling $487,300 for additional work required to complete a portion of the SpinDx development performed by outside contractors.

In February, 2025 options to purchase 88,500 shares of our common stock were exercised at a price of $3.80 per share for total proceeds of $336,300. Our president and CEO exercised 37,500 options, and 2 directors exercised 1,000 options each. EDCO Partners, LLLP, of which the CFO and a director is the general partner and a third director provided $136,040 to enable selected option holders to exercise and simultaneously sell their shares to EDCO Partners and to the third director.

In March, 2025 a $75,000 subordinated debenture was issued to an unrelated party who is also a limited partner of EDCO Partners LLLP. The terms of the debenture provide for interest at 8.25% per annum, with interest only payable in 2025, and monthly payments commencing in 2026 based on a ten year amortization schedule with the balance due in full on December 31, 2030. Warrants entitling the holder to purchase 6,250 shares of our common stock at $4.50 apiece were attached.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

We are organized under the laws of the State of Colorado. Our officers and directors are indemnified as provided by the Colorado Business Corporation Act (“CBCA”), our Articles of Incorporation, and our By-laws. The General Laws of Colorado provide that we must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of our Company against reasonable expenses incurred by him in connection with the proceeding.

In addition, we may indemnify a director against liability incurred in a proceeding if:

(1)(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of our Company or that his conduct was at least not opposed to the best interests of our Company; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(2) he engaged in conduct for which he shall not be liable as provided in our Articles of Incorporation which may limit personal liability of a director as provided in the CBCA.

Under the CBCA, a director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation. Unless ordered by a court as provided in the statute, we may not indemnify a director if his conduct did not satisfy the standards set forth above.

The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described the CBCA.

Our Articles of Incorporation, as amended, provide that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the CBCA as in effect at the time such liability is determined. Our By-laws provide that we shall indemnify our directors and officers to the full extent permitted by the laws of the State of Colorado against all liabilities and expenses except with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of our Company or in the best interests of the participants or beneficiaries of an employee benefit plan. In addition, we hold a Director and Officer Liability and Corporate Indemnification Policy.

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Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are included herein or incorporated by reference:

		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date Filed	Number	Herewith

3.1	Articles of Incorporation, dated as of December 29, 1983	10-12G	3/31/2011	3.1
3.2	Articles of Amendment to the Articles of Incorporation, dated as of July 10, 1986	10-12G	3/31/2011	3.2
3.3	Articles of Amendment to the Articles of Incorporation, dated as of August 18, 1986	10-12G	3/31/2011	3.3
3.4	Articles of Amendment to the Articles of Incorporation, dated as of April 18, 1988	10-12G	3/31/2011	3.4
3.5	Articles of Amendment to the Articles of Incorporation, dated as of April 1, 1991	10-12G	3/31/2011	3.5
3.6	Articles of Amendment to the Articles of Incorporation, dated as of May 10, 1993	10-12G	3/31/2011	3.6
3.7	Articles of Amendment to the Articles of Incorporation, dated as of May 11, 1992	10-12G	3/31/2011	3.7
3.8	Articles of Amendment to the Articles of Incorporation, dated as of November 17, 1997	10-12G	3/31/2011	3.8
3.9	Articles of Amendment to the Articles of Incorporation, dated as of July 15, 1998	10-12G	3/31/2011	3.9
3.10	Articles of Amendment to the Articles of Incorporation, dated as of April 1, 1994	10-12G	3/31/2011	3.10
3.11	Bylaws	10-12G	3/31/2011	3.11
3.12	Amended and Restated Bylaws of Lifeloc Technologies, Inc., dated as of March 31, 2017	8-K	4/4/2017	3.1
4.1	Form of Certificate representing Common Stock	10-12G	3/31/2011	4.1
5.1	Opinion of Orbital Law Group
10.1	Form of Standard Distribution Agreement	10-K	3/28/2025	10.1
10.2†	2013 Stock Option Plan	10-Q	5/8/2013	10.1
10.3†	Amended and Restated Employment Agreement with Dr. Wayne Willkomm, Ph.D., dated October 5, 2018	8-K	10/10/2017	10.1
10.4†	Lifeloc Technologies, Inc. Option Agreement with Dr. Wayne Willkomm, Ph.D., dated March 31, 2021	10-K	3/28/2025	10.4
10.5	Exclusive Patent License Agreement No. 15-C02736, by and between Sandia Corporation and Lifeloc Technologies, Inc., dated August 29, 2016	10-K	3/28/2025	10.5
10.6	Amendment No. 1 to License Agreement No. 15-C02736, between National Technology & Engineering Solutions of Sandia, LLC and Lifeloc Technologies, Inc., dated June 11, 2020	10-K	3/28/2025	10.6
10.7	Amendment No. 2 to License Agreement No. 15-C02736, between National Technology & Engineering Solutions of Sandia, LLC and Lifeloc Technologies, Inc., dated August 24, 2021	10-K	3/28/2025	10.7
10.8	Business Loan Agreement, between Citywide Banks and Lifeloc Technologies, Inc., dated September 30, 2021	10-K	3/28/2025	10.8
10.9	Deed of Trust, between Citywide Banks and Lifeloc Technologies, Inc., dated September 30, 2021	10-K	3/28/2025	10.9
23.1	Consent of Independent Registered Public Accounting Firm.				X
23.2	Consent of Independent Registered Public Accounting Firm.				X
107	Calculation of Filing Fee
101	Interactive Data Files Pursuant to Rule 405 of Regulation S-T	10-K	3/28/2025

† Indicates a management contract or compensatory plan or arrangement.

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Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)       to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)       to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)       to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(3)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)       That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(e)       That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f)       That every prospectus: (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g)       To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)       To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheat Ridge, State of Colorado, on April 18, 2025.

Dated: April 18, 2025

LIFELOC TECHNOLOGIES, INC.

By:	/s/ Wayne R. Willkomm
Wayne R. Willkomm, Ph.D.
Chief Executive Officer and President

Pursuant to the requirements of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Wayne R. Willkomm	April 18, 2025
Wayne R. Willkomm, Ph.D.
Chief Executive Officer and President (Principal Executive Officer) Director

/s/ Vern D. Kornelsen	April 18, 2025
Vern D. Kornelsen
Chief Financial Officer (Principal Financial Officer) Director

/s/ Michelle Heim	April 18, 2025
Michelle Heim Controller (Principal Accounting Officer)

/s/ Michael J. Kornelsen	April 18, 2025
Michael J. Kornelsen, D.M.A. Director

/s/ Donald E. Siecke	April 18, 2025
Donald E. Siecke Director

/s/ Adam Kashenberg	April 18, 2025
Adam Kashenberg Director

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